Exhibit 99.2
EXECUTION VERSION
Dated 29 September 2008
U.S.$150,000,000
MULTICURRENCY REVOLVING CREDIT FACILITY AGREEMENT
MISYS PLC.
as Company
and
HSBC BANK PLC
as Agent
and
HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED
as Security Agent
and
OTHERS
Ref: BG/JAI
Linklaters LLP

THE SCHEDULES

This Agreement is dated 29 September 2008 and made between:
(1)	MISYS plc., a company incorporated in England and Wales with company number 1360027 (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (Original Parties) as original guarantors (together with the Company, the “Original Guarantors”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (Original Parties) as original lenders (the “Original Lenders”); and

(4)	HSBC BANK PLC as agent of the Lenders (the “Agent”); and

(5)	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED as security agent for the Finance Parties (the “Security Agent”).
It is agreed as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“ABO Launch Press Announcement” means the press announcement issued or to be issued by the Company on or about 18th March, 2008, comprising details of the proposed Vendor Placing.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter) or in any other form agreed between the Company and the Agent.

“Acquisition” has the meaning given to it in Clause 22.12 (Prohibited acquisitions).

“Additional Borrower” means a company or partnership which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Guarantor” means a company or partnership which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

“Allscripts Holding Companies” means Misys Patriot Limited and Misys Patriot US Holdings LLC.

“Anti-Terrorism Law” has the meaning given to it in Clause 19.17 (U.S. matters).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:
(a)	in relation to a Loan advanced for the Merger Purpose, the period from and including the date of this Agreement to the earlier of the Closing Date and 15 November 2008; and

(b)	in relation to a Loan advanced for any other purpose, the period from and including the date of this Agreement to and including the date falling one month before the Termination Date.
“Available Commitment” means a Lender’s Commitment under the Facility minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” or “$” means United States dollars.

“Base Currency Amount” means the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrower” means the Company or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Borrower Transfer Agreement” means an agreement effecting a transfer of Loans between Borrowers in accordance with Clause 25.7 (Transfer of Loans between Borrowers) in the form of Schedule 11 (Borrower Transfer Agreement) with such amendments as the Agent and the Company may agree.

“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and:
(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.
“Charged Assets” means any assets charged pursuant to a Security Document.

“Chargors” means Misys Holdings Inc. and Misys Holdings Limited.

“Closing Date” means the date of completion of the Merger.

“Code” means, at any date, the United States Internal Revenue Code of 1986, as the same may be in effect at such date.

“Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement, in each case to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Letter” means the commitment letter dated 26 September between the Company and the Original Lenders.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Dormant Company” means a company:
(a)	which has been dormant since its incorporation or since the end of its previous financial year (and for this purpose “dormant” has the meaning given to it in Section 249 AA(4) of the Companies Act 1985);

(b)	the value of whose total assets is less than $10,000 (or its equivalent in another currency or currencies); and

(c)	which holds no shares in any other person (other than another Dormant Company).
“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Restricted Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Restricted Group conducted on or from the properties owned or used by the relevant member of the Restricted Group.

“Equity Offering” means the issue after the date of this Agreement by a member of the Restricted Group of any share capital or any option, warrant or other right to call for the issue of or allotment of, subscribe for, purchase or otherwise acquire any of its share capital (including any right of pre-emption, conversion or exchange) by way of public offer, private placement or rights issue other than:
(a)	pursuant to the Vendor Placing; or

(b)	to another member of the Restricted Group.
“Equity Offering Proceeds” means the cash proceeds of any Equity Offering received by a member of the Restricted Group (other than to the extent such proceeds constitute Net Debt Proceeds) after deducting:
(a)	fees and transaction costs properly incurred in connection with that Equity Offering; and

(b)	any Taxes payable or reserved against in accordance with GAAP in connection with that Equity Offering, but ignoring any Equity Offering where the cash proceeds of such Equity Offering (after the applicable deductions specified above) do not exceed $2,000,000.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued under it, all as the same may be in effect at such date.

“ERISA Affiliate” means, in relation to the Company, any person (as defined in section 3(9) of ERISA) which together with the Company, is treated as a “single employer” under sections 414(b), (c), (m) or (o) of the Code.

“EURIBOR” means, in relation to any Loan in euro:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Facility” means the multicurrency revolving credit agreement dated 10 March 2005 between, amongst others, the Company and certain financial institutions.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means each letter dated on or about the date hereof between as the case may be, the Agent and the Company (or the Security Agent and the Company) setting out the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Security Document, the Subordination Agreement, any Resignation Letter, any Borrower Transfer Agreement and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing other than a purchase agreement for assets or services (i) acquired in the ordinary course of trading, or (ii) under which the purchase price is payable 90 days or less after the supply of those goods or services;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares; or

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above, excluding any indebtedness owed by one member of the Restricted Group to another.

A certificate signed by both the Company and the Agent specifying that certain indebtedness is, or is not, Financial Indebtedness shall be conclusive.

“GAAP” means, in relation to an Obligor, generally accepted accounting principles in its jurisdiction of incorporation including IFRS.

“Group” means, at any time, the Company and its Subsidiaries from time to time.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Obligor or any Finance Party which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means the international financial accounting standards issued by the International Accounting Standards Board, part of the International Accounting Standards Committee Foundation as adopted by the European Union.

“Income Tax Act” means the Income Tax Act 2007.

“Information Memorandum” means the document concerning the Original Obligors which is to be prepared, at the Company’s request and on its behalf, in relation to this transaction and approved by the Company.

“Interest Period” means:
(a)	in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods); and

(b)	in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
“IRS” means the United States Internal Revenue Service (or any successor thereto).

“Lehman Facilities” means the facilities provided or to be provided under the Lehman Facilities Agreement.

“Lehman Facilities Agreement” means the $305,000,000 term and revolving facilities agreement dated 19 March 2008 (as amended) between, among others, the Company and Lehman Brothers International (Europe).

“Lender” means:
(a)	any Original Lender; and

(b)	any bank or financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Liabilities” has the meaning given to that term in the Security Documents.

“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose participations in Loans and undrawn Commitments aggregate more than 66 2/3 per cent. of the aggregate of all the Loans then outstanding and the then undrawn Total Commitments.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:
(a)	prior to the delivery of the first Compliance Certificate pursuant to Clause 20.2 (Compliance Certificate), ***[Omitted Pursuant to Confidential Treatment Request]*** per cent. per annum;

(b)	until ***[Omitted Pursuant to Confidential Treatment Request]*** the higher of the rate per annum specified in paragraph (a) above and the rate per annum specified by reference to the ratio of Net Borrowings to Adjusted EBITDA, as per the table below (calculated by reference to the most recent Compliance Certificate);

(c)	subject to paragraph (d) below, after the date falling six months or more after the Closing Date, the rate per annum specified by reference to the ratio of Net Borrowings to Adjusted EBITDA, as per the table below;

Ratio of Net Borrowings to Adjusted	Margin
EBITDA	(%)
Greater than ***[Omitted Pursuant to Confidential Treatment Request]*** : 1	***[Omitted Pursuant to Confidential Treatment Request]***
Greater than ***[Omitted Pursuant to Confidential Treatment Request]*** : 1 But less than or equal to ***[Omitted Pursuant to Confidential Treatment Request]*** : 1	***[Omitted Pursuant to Confidential Treatment Request]***
Greater than ***[Omitted Pursuant to Confidential Treatment Request]*** : 1 But less than or equal to ***[Omitted Pursuant to Confidential Treatment Request]*** : 1	***[Omitted Pursuant to Confidential Treatment Request]***
Greater than ***[Omitted Pursuant to Confidential Treatment Request]*** : 1 But less than or equal to ***[Omitted Pursuant to Confidential Treatment Request]*** : 1	***[Omitted Pursuant to Confidential Treatment Request]***
Less than or equal to ***[Omitted Pursuant to Confidential Treatment Request]*** : 1	***[Omitted Pursuant to Confidential Treatment Request]***
For the purpose of determining the Margin:
(i)	each of “Adjusted EBITDA”, “Net Borrowings” and “Relevant Period” has the meaning given to it in Clause 21.1 (Financial definitions);

(ii)	the ratio of Net Borrowings to Adjusted EBITDA shall be determined by reference to the most recent Compliance Certificate delivered to the Agent pursuant to Clause 20.2 (Compliance Certificate);

(iii)	any adjustment to the Margin shall take effect from the date falling three Business Days after receipt by the Agent of a Compliance Certificate delivered to it pursuant to Clause 20.2 (Compliance Certificate) save for an adjustment resulting from the occurrence of an Event of Default, which shall apply immediately upon the date the relevant Event of Default occurs; and
(d)	if the Company solicits a credit rating from Moody’s and S&P, after the date on which both Moody’s and S&P have confirmed their rating of the Company reflecting the Merger, the Margin will be determined by reference to the credit ratings assigned by Moody’s and S&P to the Company’s long-term unsecured debt not credit enhanced (“Debt Ratings”), in accordance with the rate per annum specified by in the table below:

Interest Margin
Debt Ratings	(%)
***[Omitted Pursuant to Confidential Treatment Request]*** or better	***[Omitted Pursuant to Confidential Treatment Request]***
***[Omitted Pursuant to Confidential Treatment Request]***	***[Omitted Pursuant to Confidential Treatment Request]***
***[Omitted Pursuant to Confidential Treatment Request]***	***[Omitted Pursuant to Confidential Treatment Request]***

Interest Margin
Debt Ratings	(%)
***[Omitted Pursuant to Confidential Treatment Request]***	***[Omitted Pursuant to Confidential Treatment Request]***
***[Omitted Pursuant to Confidential Treatment Request]*** or lower	***[Omitted Pursuant to Confidential Treatment Request]***
For the purpose of determining the Margin:

(i)	any adjustment to the Margin shall take effect in respect of each Loan from the date of the change in rating;

(ii)	in the event that the Debt Ratings assigned by Moody’s and S&P differ, the Margin applicable to the lower of those ratings shall apply;

(iii)	in the event of only one of either Moody’s or S&P providing a rating, that rating will apply, provided that the Margin shall be the highest rate specified in the relevant table if and for so long as an Event of Default is continuing or, after the date that the Debt Ratings levels apply, if the Company is unrated by both Moody’s and S&P (unless a replacement rating agency mechanism is agreed).

“Margin Regulations” means Regulations T, U and X of the Board.

“Margin Stock” means “margin stock” or “margin security” within the meaning of the Margin Regulations.

“Material Adverse Effect” means a material adverse effect on:
(a)	the business, assets or financial condition of the Restricted Group taken as a whole;

(b)	the ability of the Obligors taken as a whole to perform their payment obligations under the Finance Documents; or

(c)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.
“Merger” means the merger of a wholly owned subsidiary of the Target with and into Safety, with Safety continuing as the surviving entity, and the associated acquisition by affiliates of the Company of shares of common stock in the Target representing 54.5 per cent of the total issued and outstanding shares of common stock in the Target on a fully diluted basis, all pursuant to the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger dated 17 March 2008 between the Target, the Company, Safety and Patriot Merger Company LLC.

“Merger Purpose” means the purpose set out in paragraph (a) of Clause 3.1 (Purpose).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Borrowing Certificate” means a certificate substantially in the form of Schedule 13 (Net Borrowing Certificate).

“Net Debt Proceeds” means the cash or cash equivalent proceeds received by a member of the Restricted Group in connection with any Financial Indebtedness borrowed or issued after the date of this Agreement (other than Financial Indebtedness permitted under Clause 22.16 (Limitation on Financial Indebtedness) incurred by any member of the Restricted Group, after deducting:
(a)	any transaction costs and up-front fees properly incurred in connection with the raising of that Financial Indebtedness; and

(b)	any amount of such proceeds that are raised to refinance existing Financial Indebtedness of any member of the Restricted Group.
“Net Proceeds” means Equity Offering Proceeds or Net Sale Proceeds.

“Net Sale Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and any amount received in repayment of any intercompany debt owed by any Subsidiary that is subject to the relevant disposal) received by a member of the Restricted Group in connection with the sale, transfer or other disposal by any member of the Restricted Group to a person that is not a member of the Restricted Group of an asset for a cash consideration exceeding U.S.$***[Omitted Pursuant to Confidential Treatment Request]*** (or its equivalent in another currency or currencies) in respect of any single disposal falling within paragraphs (ii), (iii), (v), (viii) or (ix) of Clause 22.5(b) (Disposals)), and after deducting:
(a)	any Taxes payable or reserved against in accordance with GAAP in connection with the relevant sale, transfer or disposal;

(b)	any transaction costs incurred in connection with the relevant sale, transfer or disposal; and

(c)	if applicable, an amount equal to any provision which the Company reasonably determines it is required to make in its financial statements in accordance with GAAP to reflect its potential liability under the representations, undertakings or indemnities given in connection with the relevant sale, transfer or disposal, provided further, for the purposes of Clause 8.3 (Net Proceeds) only, that such proceeds have not been applied within six months of receipt towards the purchase of other assets for use in the Group’s core business or related activities.
“Obligor” means a Borrower, a Guarantor, or a Chargor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:
(a)	in relation to the Company, its audited consolidated financial statements for its financial year ended 31 May 2008; and

(b)	in relation to each Additional Obligor, its financial statements delivered by it pursuant to Part II of Schedule 2 (Conditions precedent), if any, or the first set of audited financial statements delivered pursuant to Clause 20.1 (Financial statements).
“Original Obligor” means the Company or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“Pensions Notice” means:
(a)	a contribution notice issued under section 38 or section 47 of the Pensions Act 2004; or

(b)	a financial support direction issued under section 43 of the Pensions Act 2004, in each case issued by the Pensions Regulator to an Obligor in respect of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993).

“Pensions Regulator” means the Pensions Regulator to be established under section 1 of the Pensions Act 2004.

“Permitted Subordinated Refinancing” means indebtedness:
(a)	in relation to which the whole of the proceeds received by members of the Restricted Group are applied in full prepayment of the Subordinated Loan; and

(b)	the terms of which are no less favourable to the Company and the Lenders; and

(c)	which is subordinated to the indebtedness under the Finance Documents on the same terms as the Subordinated Loan.
“Principal Subsidiary” means, at any time, a member of the Restricted Group (other than the Company) whose gross revenues or operating profits represent 5 per cent. or more of the consolidated gross revenues or operating profits of the Restricted Group (calculated on a consolidated basis).

For the purpose of determining whether or not a member of the Restricted Group is a Principal Subsidiary:
(a)	in the case of a member of the Restricted Group which itself has Subsidiaries within the Restricted Group, the calculation shall be made by comparing the consolidated gross revenues or operating profits of it and its Restricted Subsidiaries to those of the Restricted Group;

(b)	revenues which arise from transactions between members of the Restricted Group and which would be eliminated in the consolidated accounts of the Group shall be excluded;

(c)	the gross revenues or operating profits of a member of the Restricted Group shall be calculated by reference to its financial statements which were consolidated into the Original Financial Statements of the Company or the Company’s most recent audited consolidated financial statements delivered pursuant to Clause 20.1 (Financial statements);

(d)	the gross revenues or operating profits of the Restricted Group shall be calculated by reference to the Original Financial Statements of the Company or its most recent consolidated audited financial statements delivered pursuant to Clause 20.1 (Financial statements), adjusted as appropriate to reflect the gross revenues or operating profits of any person which has become or ceased to be a member of the Restricted Group after the end of the financial period to which those accounts relate;

(e)	on a Principal Subsidiary of the Restricted Group transferring all or substantially all of its assets to another member of the Restricted Group, the transferor (if it is not the Holding Company of the transferee) shall cease to be a Principal Subsidiary and (if the transferee is not the Company or a Principal Subsidiary) the transferee shall become a Principal Subsidiary;

(f)	a member of the Restricted Group (if not already a Principal Subsidiary) shall become a Principal Subsidiary on completion of any other intra-Group transfer or reorganisation if it would fulfil any of the tests in the first paragraph of this definition, were all relevant accounts to be prepared as at the completion of that transfer or reorganisation on the basis of the Original Financial Statements of the Company or its most recent consolidated audited financial statements delivered pursuant to Clause 20.1 (Financial statements), adjusted as appropriate to reflect the matters referred to in paragraph (d) above and to reflect all such transfers or reorganisations after the date of those then latest audited consolidated accounts of the Group;

(g)	except as provided in paragraph (e) above, once a person has become a Principal Subsidiary, it shall remain one until it has been demonstrated to the reasonable satisfaction of the Majority Lenders that it has ceased to fulfil the requirements of this definition; and

(h)	a certificate signed by a director of the Company that a member of the Restricted Group is or is not a Principal Subsidiary or certifying any adjustment referred to in paragraph (d) above shall, in the absence of manifest error, be conclusive and binding on all Parties.
“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR, EURIBOR and Mandatory Cost, the principal London offices of HSBC Bank plc, The Governor and Company of the Bank of Ireland and The Royal Bank of Scotland plc.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation D Cost” means, in relation to a Lender’s participation in a Loan made to a Borrower (or deposits maintained by a Lender to fund that participation), any amount certified by that Lender from time to time to be the actual cost to it of complying with Regulation D (or any similar US reserve requirement) in respect of that participation or deposit without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. It is agreed that, for purpose of calculating any Regulation D Cost, the relevant participation or deposit shall be deemed to constitute “Eurocurrency Liabilities” under Regulation D and to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available from time to time under Regulation D.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), and subject to paragraph (a) of Clause 19 (Representations), Clause 19.17 (U.S. matters).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Group” means the Company and its Subsidiaries from time to time, excluding the Target Group.

“Restricted Subsidiary” means a member of the Restricted Group (other than the Company).

“Rollover Loan” means one or more Loans:
(a)	made or to be made on the same day that one or more maturing Loans are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan(s);

(c)	in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a Currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan(s).
“S&P” means Standard & Poor’s Ratings Group.

“Safety” means Misys Healthcare Systems, LLC.

“Screen Rate” means:
(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means any agreement or instrument entered or to be entered into by an Obligor under which security is expressed to be created in favour of the Finance Parties in respect of the obligations of one or more Obligors under the Finance Documents.

“Share Buy Backs” means the purchase of shares in the Company by the Company.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Subordinated Documents” means the Subordinated Loan Agreement and the “Finance Documents” as defined therein.

“Subordinated Loan” means the loan provided under the Subordinated Loan Agreement.

“Subordinated Loan Agreement” means the subordinated loan agreement dated on or about the date hereof between, among others, the Company and ValueAct Capital Master Fund, L.P.,.

“Subordination Agreement” means the subordination agreement dated on or about the date hereof between, among others, the Company, the Security Agent and ValueAct Capital Master Fund, L.P.,.

“Subsidiary” means, in relation to any company, a company:
(a)	which is controlled, directly or indirectly, by the first mentioned company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Syndication” means the general primary syndication of the Facility.

“Syndication Date” means the date (as determined by the Agent and notified to the Company) on which Syndication has been completed and the additional syndicate members have become bound to this Agreement.

“Target” means Allscripts Healthcare Solutions, INC..

“Target Group” means Target together with its Subsidiaries from time to time.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means:
(a)	until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is, open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means the date which is 18 months after the Closing Date.

“Total Commitments” means the aggregate of the Commitments, being U.S.$150,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificates) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Underwriting Agreement” means the agreement underwriting the Vendor Placing.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Debtor” means an Obligor that resides or has a domicile, a place of business or property in the United States of America.

“USA Patriot Act” has the meaning given to it in Clause 19.17 (U.S. matters).

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of Utilisation being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vendor Placing” means the issue by the Company of new ordinary shares with a nominal value of £0.01 each in connection with the Merger, which ordinary shares when aggregated with the ordinary shares issued by the Company over the previous 12 months, represent less than 10 per cent of the ordinary shares in issue on their admission to the Official List of the UK Listing Authority and to trading on the main market of the London Stock Exchange plc.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:
(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(v)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(vi)	the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.
(b)	Mentioning anything after “include”, “includes” or “including” does not limit what else might be included.

(c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	Section, Clause and Schedule headings are for ease of reference only.

(e)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(g)	A reference to an Obligor’s jurisdiction of incorporation shall, in the case of a partnership, be construed as a reference to such partnership’s jurisdiction of formation or registration.

(h)	A reference to the “Adjusted EBITDA”, “Borrowings”, “Cash and Cash Equivalents”, “consolidated gross revenues”, “EBITDA”, “Net Borrowings”, “Net Interest Payable”, “operating profits” or “PBIT” of the Restricted Group (or any member of it) shall be to that of the Restricted Group (or any member of it) excluding and without consolidating the Adjusted EBITDA, Borrowings, Cash and Cash Equivalents, gross revenues, EBITDA, Net Borrowings, Net Interest Payable, operating profits or PBIT (as applicable) of each member of the Target Group.

1.3	Currency Symbols and Definitions

A reference to:
(a)	“$” and “dollars” is a reference to the lawful currency of the United States of America;

(b)	“£” and “sterling” is a reference to the lawful currency of the United Kingdom; and

(c)	“EUR” and “euro” is a reference to the single currency unit of the Participating Member States.
1.4	Third party rights

(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provision of any Finance Document, the Parties to a Finance Document do not require the consent of any third party to rescind or vary any Finance Document at any time.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Lenders’ rights and obligations

(a)	The obligations of each Lender under the Finance Documents are several. Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Lender from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ agent

(a)	Each Obligor (other than the Company) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give and receive all notices, consents and instructions (including Utilisation Requests), to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of, and consents under, any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under, or in connection with, the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company.
(b)	Each Obligor (other than the Company) confirms that:
(i)	it will be bound by any action taken by the Company under, or in connection with, any Finance Document; and

(ii)	each Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.
2.4	Acts of the Company

(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(i)	any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by, or inability of, the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility in and towards:

(a)	directly or indirectly financing of the Merger and/or the costs, fees and expenses in connection with the Merger; and

(b)	the general corporate purposes of the Restricted Group,

provided that not more than U.S. $40,000,000 of the proceeds of Loans may be used for the Merger Purpose.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if, on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on each of the date of the Utilisation Request and the proposed Utilisation Date:
(i)	in relation to a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and, in relation to any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.
(b)	During the Availability Period applicable to Loans advanced for the Merger Purpose, Clause 4.2 (a) (i) shall not apply to a Default under Clause 23.17 (Material adverse change).

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan except that no such approval shall be required for that Loan if it is to be denominated in sterling or euro.
(b)	If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, whole multiples) for any subsequent Utilisation in that currency.
4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 5 Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3
UTILISATION
5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods);

(iv)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:
(i)	if the currency of the proposed Loan is to be the Base Currency, a minimum of U.S.$15,000,000 and a whole multiple of U.S.$5,000,000 or, if less, the Available Facility (or such other amount as may be agreed between the Company and the Agent);

(ii)	if the currency selected is sterling, a minimum of £10,000,000 and a whole multiple of £5,000,000 or in either case, if less, the Available Facility (or such other amount as may be agreed between the Company and the Agent);

(iii)	if the currency selected is euro, a minimum of EUR 10,000,000 and a whole multiple of EUR 5,000,000 or in either case, if less, the Available Facility (or such other amount as may be agreed between the Company and the Agent); or

(iv)	if the currency selected is an Optional Currency other than sterling or euro, the minimum amount (or a whole multiple, if required) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or if less, the Available Facility;

(v)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.
5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the relevant Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan at the Specified Time.

5.5	Cancellation of Commitment

The Total Commitments shall be immediately cancelled at the end of the Availability Period applicable to Loans advanced for any purpose other than the Merger Purpose.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan (in the case of an Initial Utilisation) in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on the relevant date specified in Schedule 10 (Timetables):
(a)	the Agent has received notice from a Lender that the Optional Currency requested (unless that Optional Currency is sterling or euro) is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount of that Loan or an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	REPAYMENT

Each Borrower that has drawn a Loan shall repay that Loan in full on the last day of its Interest Period.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by any Finance Document or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
8.2	Change of Control

(a)	If Control of the Company is acquired (or is deemed by section 416(2) of the Taxes Act to be held) by any person who does not, or any group of connected persons (within the meaning of section 839 of that Act) or any persons acting in concert who do not, have (and would not be so deemed to have) such control at the date of this Agreement:
(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)	if a Lender so requires and notifies the Agent within 15 days of the Company notifying the Agent of the event, the Agent shall, by not less than 15 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.
(b)	For the purpose of paragraph (a) above “Control” has the meaning given to it in section 416(2) of the Taxes Act.

(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

8.3	Net Proceeds

(a)	If any member of the Restricted Group receives Net Debt Proceeds, the Company shall ensure that the Facility is prepaid and cancelled in accordance with Clause 8.4 (Application of partial prepayments) by an amount equal to the amount of such Net Debt Proceeds.

(b)	Subject to paragraph (c) below, if any member of the Restricted Group receives Net Proceeds and the ratio (the Relevant Ratio) of Net Borrowings (as at the last day of the month ending on or most recently prior to the date of receipt of such Net Proceeds (the “Relevant Month End”)) to Adjusted EBITDA (for the most recently ended Relevant Period (the “Applicable Relevant Period”) in respect of which a Compliance Certificate has been delivered) was greater than 2.5:1, the Company shall ensure that the Facility is prepaid and cancelled in accordance with Clause 8.4 (Application of partial prepayments) by an amount equal to the lesser of:
(i)	the amount of such Net Proceeds; and

(ii)	the amount required to ensure that if such prepayment had been made on the Relevant Month End the Relevant Ratio would have been 2.5:1, provided that:
(a)	when calculating Net Borrowings:
(A)	to the extent the relevant Net Proceeds are Net Debt Proceeds, the Financial Indebtedness to which those Net Debt Proceeds relate will be included on a pro forma basis;

(B)	the relevant Net Proceeds will be excluded from Cash and Cash Equivalents; and

(C)	to the extent the relevant Net Proceeds are applied towards an Acquisition of a business or company at the same time as they are received by a member of the Restricted Group, then the Net Borrowings assumed by a member of the Restricted Group from the acquired company or business or remaining in the acquired business or company at the date of the Acquisition will be taken into account on a pro forma basis; and
(b)	when calculating Adjusted EBITDA:
(A)	to the extent the relevant Net Proceeds are applied towards an Acquisition of a business or company at the same time as they are received by a member of the Restricted Group, then the EBITDA for the acquired business or company for the Applicable Relevant Period will be taken into account on a pro forma basis (taking into account synergies which are reasonable and realisable within 12 months of the proposed Acquisition); and

(B)	to the extent the Net Proceeds are Net Sale Proceeds, the EBITDA for the Applicable Relevant Period that is attributable to the asset disposed of will be deducted on a pro forma basis.
For the avoidance of doubt:
(x)	if the Company has procured a prepayment and cancellation of the Facility pursuant to any one of this Clause 8.3 (each a “Prepayment Clause”) in respect of an amount of

Net Sale Proceeds, it shall not be required to make a further prepayment or cancellation of the Facility under any other Prepayment Clause in respect of those Net Sale Proceeds; and
(y)	if a Prepayment Clause requires the Company to procure a prepayment and cancellation of the Facility in respect of an amount of Net Sale Proceeds, it shall not have the ability to purchase assets in lieu of prepayment or cancellation in respect of the those Net Sale Proceeds even if permitted to do so under a different Prepayment Clause.
(c)	Equity Offering Proceeds may be used by members of the Restricted Group to prepay the Subordinated Loan and any such prepayment shall reduce pro tanto the Company’s obligation to procure prepayments of the Facility provided that:
(i)	no prepayment of the Subordinated Loan may be made if an Event of Default is continuing; and

(ii)	if a Default (other than an Event of Default) is continuing the Company’s obligation to make prepayments of the Facility from Equity Offering Proceeds shall be deferred until the earlier of (x) the relevant Default becoming an Event of Default, in which case paragraph (i) shall apply and (y) the relevant Default ceasing to be capable of becoming an Event of Default and in which case with effect from such cessation this paragraph (c) shall apply as if that Default had not occurred.
8.4	Application of partial prepayments

Each amount to be applied in prepayment and cancellation of the Facility under Clause 8.3 (Net Proceeds), shall be applied in the following order, in each case until the relevant Loans or other liabilities have been satisfied or (as the case may be) cancelled in full:
(i)	first, in prepayment and permanent reduction of the Loans (including permanent cancellation of the Commitments that relate to the Loans (or part thereof) that are prepaid under this paragraph);

(ii)	second, in cancellation pro rata of any Available Commitment under the Facility.
The Company may select the Loans to be prepaid within the Facility and in the absence of such selection the prepayment shall be applied pro rata against outstanding Loans under the Facility. Each prepayment shall be made no later than the last day of the current Interest Period of the Loans to be prepaid, and the Company shall give the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice of any such prepayment.

8.5	No Merger

If:
(a)	the Closing Date has not occurred by 15 November 2008; or

(b)	on any date the Merger Agreement is terminated,
all of the Commitments will be automatically cancelled on that date.

8.6	Subordinated Loan

If any part of the Subordinated Loan facility is cancelled without the prior consent of all of the Lenders all of the Commitments will be immediately cancelled.

8.7	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of U.S.$1,000,000) of any Available Facility. Any cancellation under this Clause 8.7 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably under that Facility.

8.8	Voluntary prepayment

The Borrower to whom a Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of U.S.$1,000,000 and a whole multiple of U.S.$1,000,000).

8.9	Right of repayment and cancellation in relation to a single Lender

(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to whom a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.10	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 (Prepayment and cancellation), it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION
9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.
9.2	Payment of interest

The Borrower to whom a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period, (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Highest Lawful Rate

Notwithstanding any other provision herein, in no event shall the rate of interest payable by any Obligor with respect to any Loan exceed the Highest Lawful Rate.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10 (Interest Periods), a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period, not exceeding 12 months agreed between the Company and the Agent (who, if such interest period shall exceed 6 months, shall act on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.
11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by the Agent on behalf of a Finance Party, pay to the Agent on behalf of that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency, accruing daily on that Lender’s Available Commitment under the Facility during the Availability Period applicable to the Facility and computed at the rate per annum of ***[Omitted Pursuant to Confidential Treatment Request]*** per cent of the Margin applicable to the Facility at the relevant time.

(b)	The accrued fee under paragraph (a) above is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Arrangement fee

The Company shall pay to the Agent (for the account of each Lender) an arrangement fee in the amount and at the times agreed in the Commitment Letter.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Agency fee

The Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Clause 13:

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)	a Lender:
(A)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:
(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;
(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or
(iii)	a Treaty Lender; or

(iv)	in respect of an advance under a Finance Document to a U.S. Obligor, a U.S. Qualifying Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a partnership each member of which is:
(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which is beneficially entitled to interest payable to it in respect of the relevant advance and which:
(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	satisfies any other criteria necessary for it to benefit from full exemption under the relevant Treaty from tax imposed by the United Kingdom on interest.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means any Lender which becomes a Party to this Agreement after the date of this Agreement and which gives a Tax Confirmation in the relevant Transfer Certificate which it executes on becoming a Party.

“U.S. Obligor” means a Borrower created or organised in the United States or under the laws of, or of any State of, the United States, and any Guarantor making a payment on behalf of such Borrower.

“U.S. Qualifying Lender” means a Lender which is on the date a payment falls due a person which:

(i)	is a U.S. person; or

(ii)	is not a U.S. person but is entitled to a complete exemption from withholding of US federal income tax on any amount paid to it under a Finance Document.
(b)	In this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)
(A)	the relevant Lender is a UK Non-Bank Lender, or would have been a UK Non-Bank Lender were it not for any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; and

(B)	an officer of HM Revenue & Customs has given (and not revoked) a direction under section 931 of the Income Tax Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Obligor has provided that UK Non-Bank Lender with a certified copy of that direction;
(iii)	the relevant Lender is a Qualifying Lender solely by virtue of sub-paragraph (ii) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation or application of) any law, or any published practice or concession of any taxing authority given (or has revoked) a Tax Confirmation to the Company; or
(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United States from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a U.S. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.S. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority.

(f)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(i)	A UK Non-Bank Lender shall:
(i)	to the extent it becomes a party to this Agreement after the date of this Agreement, give a Tax Confirmation to the Company in the Transfer Certificate signed by it;

(ii)	promptly notify the Company and the Agent if there is any change in the position from that set out in its Tax Confirmation.
13.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.

(c)	Paragraph (a) above shall not apply to the extent that a loss, liability or cost is compensated for under Clause 13.2 (Tax gross-up) or would have been compensated for but was not so compensated for solely because one of the exclusions in paragraph (d) of that Clause applied.

(d)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(e)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to that Tax Payment or to an increased payment of which that Tax Payment forms part; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by a Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses to the extent that that Finance Party determines that neither it nor any member of any group of which it is a member for VAT purposes is entitled to repayment or credit in respect of the VAT.

13.7	U.S. Withholding Taxes
(a)	For the purposes of this Clause 13.7:

U.S. person has the meaning given to it in Section 7701(a)(30) of the Code.

(b)	On or prior to the first Utilisation Date (or, if the Lender is not an Original Lender, on or prior to the date such Lender becomes a party to any Finance Document), each Lender that is not a U.S. person shall supply to the Agent and the U.S. Obligor to which such Lender has made an advance (or its designee) the U.S. IRS forms that would enable payments to be made to that Lender under the Finance Documents without any, or at a reduced rate of, deduction or withholding in respect of any Tax in the United States of America and each Lender that is a U.S. person must supply to the Agent and such Obligor (or its designee) a U.S. IRS Form W-9 (or any successor form) and any necessary attachments thereto. In addition, each Lender shall provide such forms as soon as practicable after receiving a written request for such forms by the relevant U.S. Obligor or the Agent.

(c)	A Lender is not obliged to supply any form under paragraph (b) above if it is legally unable to do so.

(d)	An Obligor is not obliged to pay any Tax Payment under this Clause 13 (Tax gross up and indemnities) to a Lender if that Tax Payment would not have been payable if that Lender had complied with its obligations under Clause 13.7(b), unless that Lender was unable to deliver such form as a result of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.
14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions), the Company shall within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	Each Borrower shall, promptly upon demand by a Lender, pay to such Lender the amount of any Regulation D Costs actually incurred by such Lender in respect of its participation to any Loan made by it to such Borrower (or deposits maintained by such Lender to fund that participation).

(c)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs which provides reasonable details of the calculation of those Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraphs (b) or (c) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor shall), within three Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Lenders);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
15.3	Indemnity to the Agent and the Security Agent

The Company shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent or the Security Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies);

(c)	acting or relying on any notice, request or instruction from an Obligor which it reasonably believes to be (but which is not) genuine, correct and appropriately authorised;

(d)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(e)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.
16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees up to an amount agreed by the Company and the Original Lenders prior to the date of this Agreement) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed at the request of an Obligor after the date of this Agreement.
17.2	Amendment costs

If:
(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 29.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.4	Security Agent expenses

The Company shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

17.5	Transaction indemnity

(a)	The Company undertakes to pay each Finance Party within 5 Business Days of demand an amount equal to any liability, damages, loss, cost or expense (including, without limitation, legal fees, costs and expenses) incurred by or awarded against that Finance Party or any of its Affiliates or any of its (or its Affiliates’) directors, officers, employees or agents (each a “Relevant

Party”) in each case arising out of, in connection with or based on any actual or potential action, claim, suit, investigation or proceeding commenced or threatened arising from, in connection with or based on:
(i)	the Merger (whether or not completed); or

(ii)	the use of proceeds of any Loan (but only to the extent the proceeds of that Loan are applied towards a Merger Purpose), except to the extent such liability, damages, loss, cost or expense incurred or awarded or which results from any breach by a Finance Party of a Finance Document which is finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(b)	No Finance Party shall have any duty or obligation, whether as fiduciary for any Relevant Party or otherwise, to recover any payment made or required to be made under paragraph (a).

(c)	The Company agrees that no Relevant Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph (a) above except for any such liability, damages, loss, cost or expense incurred by the Company that results directly from any breach by that Relevant Party of any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(d)	Notwithstanding paragraph (d) above, no Relevant Party shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

SECTION 7
GUARANTEE
18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause 18 is not recoverable on the basis of a guarantee, it will be liable to indemnify that Finance Party against any cost, loss or liability it incurs as a result of a Borrower not paying any amount when due under or in connection with any Finance Document. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.
18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If as a result of insolvency or any similar event:
(a)	any payment by an Obligor is avoided or reduced or must be restored; or

(b)	any discharge or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in party on the basis of any payment, security or other thing which is avoided or reduced or must be restored,
(i)	the liability of each Obligor shall continue or be reinstated as if the payment, discharge or arrangement had not occurred; and

(ii)	each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge or arrangement had not occurred.
18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.
18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Agent) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics) of this Agreement.

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	REPRESENTATIONS

Each Obligor makes in respect of itself, and the Company makes in respect of itself and each other Obligor the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement, except that:
(a)	the representations and warranties set out in Clause 19.17 (U.S. matters) shall only be made by the Company and each U.S. Debtor;

(c)	the representations and warranties set out in Clause 19.9 (No misleading information) shall also be made on the Syndication Date (subject to any disclosure prior to that date);

(d)	the representation and warranty set out in Clause 19.10 (b) (Financial statements) shall be made on the date of delivery pursuant the provisions of this Agreement of each of the financial statements to which it relates (with respect to such financial statements only); and

(e)	the representations and warranties set out in Clause 19.19 (Net Borrowings) shall only be made on the Closing Date.
19.1	Status

(a)	It is a corporation or, as the case may be, a partnership duly incorporated or, as the case may be, formed and/or registered and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries in the Restricted Group has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any qualifications as to matters of law as at the date of this Agreement which are referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation) or Clause 25 (Changes to the Obligors) legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any member of the Restricted Group or any of its or any member of the Restricted Group’s assets to an extent or in a manner which might reasonably be expected to have a Material Adverse Effect, nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

19.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents.

19.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default by it or any of its Subsidiaries in the Restricted Group under any other agreement relating to Financial Indebtedness which is binding on it or any its Subsidiaries in the Restricted Group or to which its (or its Subsidiaries in the Restricted Groups’) assets are subject which might have a Material Adverse Effect.

19.9	No misleading information

(a)	Any written factual information provided by any member of the Restricted Group for the purposes of the Information Memorandum is true, accurate and complete in all material respects as at the date the Information Memorandum is approved by the Company.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions made after careful consideration.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)	All written information (other than the Information Memorandum) supplied by the Company to a Finance Party after the date of this Agreement is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect at that date provided that any non wilful breach of this paragraph shall not give rise to an Event of Default.

19.10	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the contrary.

(b)	Its Original Financial Statements and financial statements provided in accordance with sub-paragraphs (i), (ii), (v) and (vi) of Clause 20.1(a) (Financial statements) fairly represent its financial condition and operations during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Restricted Group, in the case of the Company) since the date on which its Original Financial Statements are stated to have been prepared.

19.11	Pari passu ranking

(a)	Each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

19.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so, would have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries in the Restricted Group.

19.13	Title

It has good and marketable title to the assets subject to the Security created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

19.14	Environmental compliance

Each member of the Restricted Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Restricted Group or on which any member of the Restricted Group has conducted any activity where failure to do so would have a Material Adverse Effect.

19.15	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Restricted Group where that claim would be reasonably likely to be determined against that member of the Restricted Group and, if so, would have a Material Adverse Effect.

19.16	Taxation

(a)	It has duly and punctually paid and discharged all Taxes shown in its Tax returns or any assessment made against it to be due and payable within the time period allowed without incurring penalties except to the extent that (i) payment is being contested in good faith by appropriate proceedings, (ii) it has maintained adequate reserves for those Taxes in accordance with GAAP, (iii) payment can be lawfully withheld and (iv) failure to pay would not have a Material Adverse Effect.

(b)	It is not materially overdue in the filing of any Tax returns except where failure to do so would not have a Material Adverse Effect.

(c)	No claims are being asserted against it with respect to Taxes except to the extent that (i) payment is being contested in good faith by appropriate proceedings, (ii) it has maintained adequate reserves for those Taxes in accordance with GAAP, (iii) payment can be lawfully withheld and (iv) those claims would not have a Material Adverse Effect.

19.17	U.S. matters

(a)	Compliance with ERISA
(i)	The Company and each Restricted Subsidiary and ERISA Affiliate of the Company has fulfilled all its material contribution obligations under the minimum funding standards of ERISA, and the Code, with respect to any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under section 412 of the Code maintained by it, that Restricted Subsidiary or ERISA Affiliate or to which it, that Restricted Subsidiary or ERISA Affiliate makes contributions, has within the previous five years made contributions or has an obligation to make contributions (a “Plan”).

(ii)	Each Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and neither the Company nor any Restricted Subsidiary or ERISA Affiliate of the Company has incurred or expects to incur any material liability to the Pension Benefit Guaranty Corporation of the United States (or any entity succeeding to any or all of its functions under ERISA) or to a Plan under Title IV of ERISA.

(iii)	Neither the Company nor any of its Restricted Subsidiaries or ERISA Affiliates has incurred any material liability to or on account of a Plan pursuant to the penalty provisions of Title I or Title IV of ERISA or expects to incur any such material liability thereunder with respect to any such Plan, in each case to the extent such failure to fulfil the relevant obligations, failure to be in compliance or liability incurred (as applicable) has or could reasonably be expected to have a Material Adverse Effect.

(b)	Investment Company Act

Neither the Company nor any of its Subsidiaries is required to be registered as or is an “investment company” or a “company controlled by an investment company” within the meaning of the United States Investment Company Act of 1940.

(c)	Foreign Corrupt Practices Act

Neither the Company nor any of its Subsidiaries has made an “unlawful payment” within the meaning of, and is not in any way in violation of, The Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1 et seq.) or any similar laws.

(d)	Margin Stock

No part of the proceeds of any Loan will be used (i) for any purpose which violates the provisions of the Margin Regulations, or (ii) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, other than in the case of (ii), that portion of the proceeds of any Loan applied towards financing the Merger.

(e)	Restricted Party

So far as the Company is aware, neither the Company nor any of its Subsidiaries (i) is, or is controlled by a Restricted Party; or (ii) has received funds or other property from a Restricted Party.

For the purposes of this Clause 19.17 (U.S. matters), “Restricted Party” means any person listed:
(i)	in the “Annex” to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC; or

(iii)	in any successor list to either of the foregoing; or
any person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

(f)	Indebtedness Limitations

Neither the Company nor any of its Restricted Subsidiaries is subject to regulation under any law or regulation of the United States or any state thereof that limits its ability to incur or guarantee indebtedness.

(g)	Anti-Terrorism Law

Neither the Company nor any of its Subsidiaries is:
(i)	in breach of or is the subject of any action or investigation under any Anti-Terrorism Law;

(ii)	knowingly engaged in any transaction that violates any of the applicable provisions set out in any Anti-Terrorism Law;

(iii)	to its knowledge, none of the funds or assets of any Obligor that are used to repay the Facility shall constitute property of, or shall be beneficially owned directly or indirectly by,

any Restricted Party and no Restricted Party shall have any direct or indirect interest in such Obligor that would constitute a violation of any Anti-Terrorism Law;
(iv)	each Obligor shall procure that none of its Subsidiaries will, knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law,
Where “Anti-Terrorism Law” means each of:
(a)	Executive Order 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Executive Order 13268 (as so amended, the “Executive Order”);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended (commonly known as the “USA Patriot Act”);

(c)	the Money Laundering Control Act of 1986 (18 U.S.C. Section 1956);

(d)	any other law or regulation administered by OFAC; and

(e)	any similar law enacted in the United States of America subsequent to the date of this Agreement.
(h)	Public Utilities

Neither the Company nor any of its Subsidiaries is a public utility or subject to regulation under the United States Federal Power Act of 1920, where “public utility” has the meaning given to it in the United States Federal Power Act of 1920.

19.18	Merger Agreement and Underwriting Agreement

The Merger Agreement, the Underwriting Agreement and the ABO Launch Press Announcement:
(i)	contain all the material terms in relation to the Merger and the Vendor Placing; and

(ii)	have not been amended or altered from the form in which they were delivered as a condition precedent in accordance with Part 1 of Schedule 2 (Conditions precedent) or waived (in whole or in part) except as permitted under the Finance Documents
19.19	Net Borrowings

The Net Borrowings are as notified by the Company to the Agent on the Closing Date by delivery of a Net Borrowing Certificate.

19.20	Allscripts Holding Companies

No Allscripts Holding Company has traded or incurred any liability and does not have any assets other than in connection with the Merger.

19.21	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request or Selection Notice, the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.
20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements
(a)	The Company shall supply to the Agent in sufficient copies for all the Lenders:
(i)	its audited consolidated financial statements for each of its financial years (for the avoidance of doubt, consolidating the Target Group);

(ii)	its audited consolidated financial statements for each of its financial years, prior to consolidating the Target Group;

(iii)	the audited consolidated financial statements of the Target Group for each of its financial years; and

(iv)	(if requested by a Lender) the audited financial statements of each other Obligor for each of its financial years (consolidated, where available) except that if any Obligor is incorporated in a jurisdiction in which it is not required to produce audited accounts or in which it is not customary to do so, the Company may instead supply unaudited accounts in respect of that Obligor;

(v)	its consolidated financial statements for each of its financial half years (for the avoidance of doubt, consolidating the Target Group);

(vi)	its consolidated financial statements for each of its financial half years, prior to consolidating the Target Group;

(vii)	the consolidated financial statements of the Target Group for each of its financial half years; and
(b)	All financial statements must be supplied as soon as they are available and:
(i)	in the case of the financial statements referred to in paragraphs (a)(i) and (a)(ii), within 120 days;

(ii)	in the case of another Obligor’s annual financial statements, within 120 days; and

(iii)	in the case of the financial statements referred to in paragraphs (a)(v) and (a)(vi), within 90 days, of the end of the financial period to which those financial statements relate and, in the case of financial statements of the Target Group, promptly after any member of the Group receives the same in its capacity as shareholder of a member of the Target Group.

20.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered by it pursuant to paragraph (a)(ii) or (a)(v) of Clause 20.1 (Financial statements), a Compliance Certificate as to compliance with Clause 21 (Financial covenants) as at the relevant Test Date (as defined in Clause 21.1 (Financial definitions)) being the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two directors of the Company.

20.3	Principal Subsidiaries

The Company shall supply to the Agent with each set of financial statements delivered by it pursuant to paragraph (a)(ii) or (a)(v) of Clause 20.1 (Financial statements) or, within 14 days after any request made by the Agent (acting reasonably), a certificate signed on its behalf by a director of the Company:
(a)	listing the Principal Subsidiaries as at the end of the Relevant Period (or, as at the date specified in the Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request and which must be at the end of a month); and

(b)	setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to justify the inclusions in, and exclusions from, that list.
20.4	Requirements as to financial statements

(a)	The Company shall ensure that each set of its financial statements delivered by it pursuant to Clause 20.1 (Financial statements) is prepared using IFRS and accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in IFRS or the accounting practices or reference periods and it delivers to the Agent a certificate signed by a director setting out:
(i)	a description of any change necessary for those financial statements and a reconciliation of those financial statements to reflect the IFRS, accounting practices and reference periods upon which its Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with on the basis of those financial statements as reconciled in accordance with the reconciliation referred to in paragraph (i) above and to make an accurate comparison between the financial position indicated in those financial statements and its Original Financial Statements.
(b)	If the Company notifies the Agent of a change in accordance with paragraph (a) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:
(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.
Any reference in this Agreement to the Company’s financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Company’s Original Financial Statements were prepared.

20.5	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Restricted Group, and which are reasonably likely to be adversely determined and, if so, would have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any amendment, waiver or supplement to any material term (including without limitation any condition) of the Merger Agreement or the Underwriting Agreement or any documents in relation to the Merger or the Vendor Placing;

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Restricted Group as any Finance Party (through the Agent) may reasonably request; and

(e)	promptly but in any event within 90 days after the end of each half of each of its financial years, a certificate confirming the total number of shares in the Company purchased by the Company during such half of the relevant financial year, and the total amount paid for such shares during that period (including stamp duty and brokers’ commissions).
20.6	Notification of Net Borrowings

The Company shall deliver to the Agent a Net Borrowing Certificate within four Business Days of the Closing Date.

20.7	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director or two senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.8	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of the occurrence of an event specified in paragraphs (i) to (v) below notify the Agent or procure that it is notified, if:
(i)	the Designated Website cannot be accessed for a period of more than 24 hours due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) of Clause 20.8 (Use of websites) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the circumstances giving rise to the notification are no longer continuing.

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

20.9	“Know your customer” checks

(a)	Each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New

Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that are required by law or regulatory requirements, provided that the Agent or any Lender shall be entitled to request such information only:
(i)	during the period from and including the date of this Agreement to and including the date falling 40 Business Days after the date of this Agreement or, as the case may be, during the period from and including the effective date of an assignment or a transfer to a New Lender in accordance with Clause 24 (Changes to the Lenders) to and including the date falling 40 Business Days after such effective date; or

(ii)	following a change in any law or regulatory requirements, during the period from and including the date of such change to and including the date falling 40 Business Days after the date of such change.
For the purposes of this Clause 20.9 (“Know your customer” checks) the Agent or any other Lender requesting any documentation or evidence referred to above, shall be referred to as a “Requesting Lender” and the relevant documentation or evidence, shall be referred to as the “KYC Information”.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph 22.8(c) above, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that are required by law or regulatory requirements.

(e)	The Agent shall promptly notify the Company of any KYC Information requested by a Requesting Lender and the Company shall promptly supply or procure the supply of such KYC Information to the Agent (which shall promptly forward the relevant KYC Information to the relevant Requesting Lender).

20.10	Pensions Notices

(a)	Each Obligor whose jurisdiction of incorporation is England and Wales, Scotland or Northern Ireland must immediately notify the Agent in writing if it becomes aware that the Pensions Regulator intends to start or has started any investigation which that Obligor has reasonable grounds to consider is reasonably likely to lead to the issue of a Pensions Notice to that Obligor.

That notification must be made as soon as the relevant Obligor becomes aware of the relevant facts.

(b)	Each Obligor whose jurisdiction of incorporation is England and Wales, Scotland or Northern Ireland must immediately notify the Agent in writing if it receives a Pensions Notice from the Pensions Regulator.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Agreement:

“Adjusted EBITDA” means, in respect of any Relevant Period, EBITDA for that Relevant Period adjusted by:
(a)	crediting EBITDA for that Relevant Period for any Subsidiaries (excluding any member of the Group which is a member of the Target Group) acquired during that Relevant Period; and

(b)	debiting (but only to the extent included in EBITDA) EBITDA for that Relevant Period for any Subsidiaries (excluding any member of the Group which is a member of the Target Group) disposed of during that Relevant Period, and where amounts are denominated in a currency other than sterling, using an exchange rate determined in accordance with IFRS.

“Borrowings” means, in respect of any Relevant Period without double counting, the aggregate outstanding principal, capital or nominal amount of Financial Indebtedness on the last day of that Relevant Period (determined on a consolidated basis and calculated using the exchange rate applying on the calculation date) of the members of the Restricted Group and shall include:
(a)	the outstanding amount of any bills of exchange or promissory notes on which any member of the Restricted Group is liable as drawer (but only if the relevant bill is not beneficially owned by it), acceptor, issuer, endorser or otherwise (but excluding any bill or note drawn, accepted or issued by that member of the Restricted Group in the ordinary course of trading and which is payable at sight or not more than 90 days after sight or has a final maturity of not more than 90 days from its issue date and is not re-financing another bill or note relating to the same underlying transaction);

(b)	to the extent paid up or credited as paid up, the nominal amount of any redeemable shares issued by any member of the Restricted Group;

(c)	any fixed or minimum premium payable on redemption or repayment of any Financial Indebtedness; and

(d)	the amount of any Financial Indebtedness consisting of deferred consideration but only where the amount payable can be determined at such time or, where the amount cannot be determined at such time but the Financial Indebtedness consisting of deferred consideration will not be less than an amount which can be determined, the amount so determined, but excluding:
(e)	any Financial Indebtedness owed by one member of the Restricted Group to another; and

(f)	any moneys borrowed from any member of the Restricted Group by the trustee of an employee share option scheme for the benefit of employees of any member of the Restricted Group required to be recognised as a liability of any member of the Restricted Group by Financial Reporting Standard 5 (Reporting the Substance of Transactions).
For this purpose, moneys borrowed or raised which are on a particular day outstanding or repayable in a currency other than sterling shall on that day be taken into account (i) if that day is a date as at which the Restricted Group’s audited consolidated balance sheet (without consolidating the Target Group) has been prepared, in their sterling equivalent at the rate of exchange used for the purpose of preparing that balance sheet and (ii) in any other case in their sterling equivalent as at 11.00 a.m. on the last Business Day of the previous month.

“Cash and Cash Equivalents” means, in respect of any Relevant Period, the sum of:
(a)	the then current market value of marketable debt securities issued or guaranteed by the government of the United States of America or the United Kingdom;

(b)	deposits for a term of 3 months or less and money at call with the Agent or a recognised bank, building society or financial institution incorporated or established in the OECD having a rating of at least A granted by Standard & Poor’s Rating Services or at least A2 by Moody’s Investors Service Inc., except to the extent they constitute Excluded Cash;

(c)	the then current market value of any certificate of deposit the term of which has 3 months or less remaining to maturity issued by the Agent or a recognised bank, building society or financial institution incorporated or established in the OECD having a rating of A granted by Standard & Poor’s Rating Services, or at least A2 by Moody’s Investors Service Inc.;

(d)	(if positive) the marked to market value of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price; and

(e)	any cash in hand or cash at bank other than Excluded Cash,
held by or for a member of the Restricted Group on the last day of that Relevant Period.

“EBITDA” means, for any Relevant Period, PBIT before deduction of any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

“Excluded Cash” means, in respect of any member of the Restricted Group on the last day of a Relevant Period, the amount (if any) of any Cash or Cash Equivalents of that member of the Restricted Group held outside the United Kingdom which, or the proceeds of which, is or are prohibited at that time by applicable foreign exchange or other laws from being applied to meet any indebtedness included in the calculation of Borrowings or to be remitted to the United Kingdom.

“Net Borrowings” means, in respect of any Relevant Period, Borrowings less Cash and Cash Equivalents.

“Net Interest Paid” means, in respect of any Relevant Period:
(a)	the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments paid in cash by any member of the Restricted Group (including any commission, fees, discounts and other finance payments paid by any member of the Restricted Group under any interest rate hedging arrangement) and excluding, for the avoidance of doubt any amount deemed to be interest in accordance with Financial Reporting Standard 12 (Provisions, Contingent Liabilities and Contingent Assets) and Financial Reporting Standard 17 (Retirement Benefits) any interest in respect of any indebtedness referred to in paragraph (b)(ii) of Clause 22.13 (Loans and guarantees) and any payment of up front fees or expenses (however described) in connection with the Facility or the Subordinated Loan and any amortisation in respect of any such fees or expenses;
less:
(b)	the aggregate of any interest received in cash by any member of the Restricted Group on any deposit or bank account and any commission, fees, discounts and other finance payments received by any member of the Restricted Group under any interest rate hedging instrument and for the avoidance of doubt any amounts received by any member of the Restricted Group by way of return on any money market fund.
“PBIT” means, in relation to any Relevant Period, the consolidated operating profit of the Restricted Group from continuing operations but before tax and excluding:
(a)	any exceptional or extraordinary items;

(b)	Net Interest Payable for that Relevant Period; and

(c)	profits (or losses) of any member of the Restricted Group (other than the Company) which are attributable to ownership interests in that member of the Restricted Group that are not directly held by another member of the Restricted Group, but including, to the extent not already included, operating profit of any Restricted Subsidiary or business of the Restricted Group disposed of during that Relevant Period for that part of that Relevant Period in which that Restricted Subsidiary or business was owned by the Restricted Group.

For this purpose, the consolidated operating profit of the Restricted Group shall be determined in accordance with the definition of “Headline Earnings” set out in paragraphs 21 and 22 of Statement of Investment Practice No. 1 published by the Institute of Investment Management and Research, including any adjustments to exclude any profits or losses arising on:
(a)	the termination or sale of any discontinued operation; and

(b)	the sale of fixed assets or businesses or on their permanent diminution or write-off (including the write-off and amortisation of goodwill).
“Relevant Period” means each period of 12 months ending on a Test Date.

“Test Date” means:

(a)	in respect of the test in Clause 21.2(a) below, 31 May 2009;

(b)	in respect of the test in Clause 21.2(b) below, 30 November 2008; and

(c)	and thereafter each of 31 May and 30 November in each year until the Termination Date.
The above terms shall be interpreted in accordance with paragraph (h) of Clause 1.2 (Construction).

21.2	Financial condition

The Company shall ensure that, on each Test Date:
(a)	the ratio of Net Borrowings on that Test Date to Adjusted EBITDA for the Relevant Period ending on that Test Date shall not exceed 3.0:1; and

(b)	the ratio of EBITDA to Net Interest Paid for the Relevant Period ending on that Test Date shall be greater than 5.0:1.
21.3	Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be tested for each Relevant Period by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

(a)	Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(b)	Each Obligor shall (and the Company shall ensure that each other member of the Restricted Group shall) comply in all material respects with all relevant and applicable laws, regulations and listing rules in connection with the Merger and the Vendor Placing.

22.3	Pari passu ranking

Each Obligor shall ensure that at all times its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

22.4	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Restricted Group shall) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Restricted Group shall):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Restricted Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness for the Group or of financing the acquisition of an asset by the Group.

(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any netting or set-off arrangement entered into by any member of the Restricted Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading;

(iii)	except where the supplier is another member of the Restricted Group, any title transfer or retention of title arrangement entered into by any member of the Restricted Group in the normal course of trading on the supplier’s standard or usual terms;

(iv)	any Security or (Quasi Security) over or affecting any asset acquired by a member of the Restricted Group (except any asset acquired from another member of the Restricted Group) after the date of this Agreement if:
(A)	the Security or Quasi Security was not created in contemplation of the acquisition of that asset by a member of the Restricted Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of, that asset by a member of the Restricted Group; and

(C)	the Security or Quasi Security is removed or discharged within nine months of the date of acquisition of such asset unless the Company has demonstrated to the satisfaction of the Agent that that member of the Restricted Group (1) is not contractually entitled to repay the Financial Indebtedness secured by that Security, and (2) has used reasonable endeavours to procure the discharge of that Security, unless the Majority Lenders consent otherwise;

(v)	any Security or Quasi Security over or affecting any asset of any company which becomes a member of the Restricted Group after the date of this Agreement, where the

Security or Quasi Security is created prior to the date on which that company becomes a member of the Restricted Group, if:
(A)	the Security or Quasi Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of, or since the acquisition of, that company; and

(C)	the Security or Quasi Security is removed or discharged within nine months of that company becoming a member of the Restricted Group unless the Company has demonstrated to the satisfaction of the Agent that that member of the Restricted Group (1) is not contractually entitled to repay the Financial Indebtedness secured by that Security, and (2) has used reasonable endeavours to procure the discharge of that Security, unless the Majority Lenders consent otherwise;

(vi)	any Security or Quasi Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi Security other than any permitted under this paragraph (c)) does not exceed U.S.$5,000,000 (or its equivalent);

(vii)	any Security created in connection with escrow arrangements for source codes agreed with the customers of any member of the Restricted Group in the ordinary course of business;

(viii)	any Security over goods, documents of title to goods and related documents and insurances and their proceeds arising or created in the ordinary course of its business as security for indebtedness to a bank or financial institution directly relating to the assets over which that Security exists;

(ix)	any Security over any assets of a member of the Restricted Group in favour of a Guarantor, or a wholly-owned Subsidiary in the Restricted Group of the Company;

(x)	the security created pursuant to any of the Security Documents; and

(xi)	any Security or Quasi Security created over any asset with the prior written consent of the Majority Lenders.
(d)	Paragraph (a) above does not apply to Security granted by a member of the Restricted Group in favour of a provider of bank guarantees, bid, transfer or performance bonds, standby letters of credit and similar instruments required by it or another member of the Restricted Group in the ordinary course of business provided that the principal amount secured by such Security does not exceed U.S.$1,000,000 (or its equivalent) in aggregate.

22.5	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Restricted Group shall), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset to any other person, including any member of the Target Group.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of an asset (other than a Charged Asset):
(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of obsolete assets at arm’s length and on normal commercial terms;

(iv)	of cash as consideration for the acquisition of any asset at arm’s length and on normal commercial terms;

(v)	of assets at arm’s length and on normal commercial terms, which in the reasonable view of the board of directors of the Company, are not required in the operation of the disposing entity’s business and which were acquired by the disposing entity as the result of the acquisition of another person;

(vi)	of assets for a consideration not less than a normal commercial consideration by any member of the Restricted Group to a Guarantor, or by one member of the Restricted Group that is a wholly-owned Subsidiary of the Company to another member of the Restricted Group that is a wholly-owned Subsidiary, or (if the interest of the Company in the transferee is not less than its interest in the transferor) by any other member of the Restricted Group to another member of the Restricted Group;

(vii)	of cash dividends by the Company to its ordinary shareholders from its distributable profits and reserves in the usual and ordinary course of its business;

(viii)	of assets for cash of the Company having an aggregate fair market value of less than U.S.$***[Omitted Pursuant to Confidential Treatment Request]*** (or its equivalent) and any individual disposal of an asset for cash consideration of less than $***[Omitted Pursuant to Confidential Treatment Request]***

(ix)	made pursuant to the Merger; or

(x)	made with the prior written consent of the Majority Lenders, provided that nothing in this paragraph (b) shall permit any member of the Group to sell, lease, transfer or otherwise dispose of any shares in the Target other than as required pursuant to the Merger Agreement in order that the Company does not own more than 54.5% of the share capital of the Target, on a fully diluted basis.

22.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Restricted Group from that carried on at the date of this Agreement (other than that arising from the sale of Sesame Limited).

22.7	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than where the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is (i) liable for the obligations of that Obligor and (ii) incorporated in the same jurisdiction as that Obligor.

22.8	Insurance

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group shall) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent that it reasonably considers is usual for companies carrying on the same or substantially similar business.

22.9	Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group shall) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits where failure to do so would have a Material Adverse Effect.

22.10	Environmental claims

The Company shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of the Company’s knowledge and belief) is threatened against any member of the Restricted Group where the claim would be reasonably likely to be determined against that member of the Restricted Group and, if so, would have a Material Adverse Effect.

22.11	Taxation

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group shall) duly and punctually pay and discharge all Taxes shown in its Tax returns or in any assessment made against it to be due and payable within the time period allowed without incurring penalties except to the extent that (i) payment is being contested in good faith by appropriate proceedings, (ii) it has maintained adequate reserves for those Taxes in accordance with GAAP, (iii) payment can be lawfully withheld and (iv) failure to pay would not have a Material Adverse Effect.

22.12	Prohibited acquisitions

(a)	No Obligor shall (and the Company shall ensure that no other member of the Restricted Group shall), without the prior written consent of the Majority Lenders:
(i)	subscribe for or acquire any share or other equity interest in, or make any capital contribution to, any person; or

(ii)	acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person,
(each an “ Acquisition”).

(b)	Paragraph (a) above shall not apply to:
(i)	the Merger;

(ii)	the Share Buy Backs (subject to Clause 22.15 (Limitation on the amounts applied towards Share Buy Backs));

(iii)	an Acquisition for a consideration not exceeding a normal commercial consideration by a Guarantor from any member of the Restricted Group, or by one wholly-owned Subsidiary of the Company in the Restricted Group from another wholly-owned Subsidiary in the

Restricted Group, or (if the interest of the Company in the transferee is not less than its interest in the transferor) by any other such Subsidiary from another which is a member of the Restricted Group;
(iv)	an Acquisition of the issued share capital of a limited liability company, including by way of formation, which has not traded prior to the date of that Acquisition and which has no, or only nominal, assets and liabilities as at the date of that Acquisition;

(v)	an Acquisition (other than any acquisition of shares or equity investment in the Target Group) by a member of the Restricted Group if:
(A)	it is made at fair market value;

(B)	it is of or in a business or shares in a business, in each case of the same type as that carried on by the Restricted Group;

(C)	all Authorisations required in relation to that Acquisition have been obtained;

(D)	it does not involve any member of the Restricted Group entering into a partnership or joint venture arrangement with any person other than a member of the Restricted Group for the purposes of that Acquisition;

(E)	the ratio of Net Borrowings to Adjusted EBITDA for the most recently ended Relevant Period in respect of which a Compliance Certificate has been delivered, recalculated (i) after consolidating the financial statements of the company or business to be acquired (consolidated if that company has Subsidiaries) for that Relevant Period with those of the Restricted Group on a pro forma basis (and taking into synergies which are reasonable and realisable within 12 months of the proposed acquisition), and (ii) as if the consideration for the proposed acquisition had been paid on the last day of that Relevant Period, is less than 2.5:1;

(F)	EBITDA (adjusted on a pro forma basis for synergies which are reasonable and realisable within 12 months of the proposed acquisition) of the company or business to be acquired for the most recently ended financial year of that company or business prior to the date of the proposed acquisition is positive;

(G)	the Company certifies to the Agent no later than the date the Acquisition completes that it is in compliance with sub-paragraphs (E) and (F) above, but only in respect of an Acquisition where the amount of the total cash and cash equivalent consideration for that Acquisition (including associated costs and expenses and any Financial Indebtedness assumed by a member of the Restricted Group from the acquired company or business or remaining in the acquired company or business at the date of Acquisition) (the “Acquisition Consideration”) is greater than $***[Omitted Pursuant to Confidential Treatment Request]***;

(H)	the Acquisition Consideration for that Acquisition, when aggregated with the Acquisition Consideration for each other Acquisition (including for the avoidance of doubt any Acquisition of shares or other equity interests in the capital of a member of the Target Group) made after the date of this Agreement pursuant to this sub-paragraph (v), does not exceed $***[Omitted Pursuant to Confidential Treatment Request]*** (or its equivalent in another currency or currencies) over the life of the Facility; and
(I)	no Default is continuing or would result from that Acquisition.
22.13	Loans and Guarantees

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Restricted Group shall) (i) make any loans or grant any credit or (ii) give any guarantee or indemnity (except as required under any of the Finance Documents) or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any indebtedness of any person (together, a “Guarantee”).

(b)	Paragraph (a) above shall not prohibit any Obligor or any other member of the Restricted Group from granting any loan or credit or giving any Guarantee:
(i)	in the ordinary course of business;

(ii)	to, or in respect of, any member of the Restricted Group;

(iii)	to any person to finance, directly or indirectly, the purchase by that person or any other person of any indebtedness of any member of the Restricted Group if the Obligor disclosed to the Agent its intention to grant that loan or credit prior to the date of this Agreement;

(iv)	to any trustee of an employee share option scheme provided in the ordinary course of business for the benefit of employees of any member of the Restricted Group;

(v)	where the aggregate principal amount outstanding of all loans or credit granted, and Guarantees given, by the members of the Restricted Group:
(A)	to, or in respect of, members of the Target Group, does not exceed $40,000,000; and

(B)	to, or in respect of, persons other than members of the Target Group, does not exceed U.S.$1,000,000, or
(vi)	guarantees given by Guarantors which are subordinated in accordance with the provisions of the Subordination Agreement, provided that nothing in this paragraph (b) shall permit any member of the Group to grant any loan or credit or give any Guarantee to or in respect of a member of the Target Group other than in accordance with sub-paragraph (v) above.

22.14	Accession of Additional Guarantors

(a)	Without prejudice to Clause 25.6 (Resignation of a Guarantor), the Company shall ensure that:
(i)	(unless the Company demonstrates to the reasonable satisfaction of the Agent that it is unlawful for a member of the Restricted Group to become an Additional Guarantor):
(A)	each member of the Restricted Group which satisfies the Relevant Criteria as at the Closing Date shall become an Additional Guarantor in accordance with the provisions of Clause 25.4 (Additional Guarantors) (i) on or before the Closing Date in respect of members of the Restricted Group incorporated in England and

Wales, or (ii) on or before the date falling 30 days after the Closing Date in respect of members of the Restricted Group incorporated in any other jurisdiction; and
(B)	each member of the Restricted Group from time to time which satisfies the Relevant Criteria at any time after the date of this Agreement shall within 90 days of it satisfying the Relevant Criteria become an Additional Guarantor in accordance with the provisions of Clause 25.4 (Additional Guarantors);
(ii)	within 30 days of the Closing Date, the aggregate unconsolidated operating profit of all Guarantors (without double counting and excluding any dividend or other distribution received by that Guarantor from any of its Restricted Subsidiaries) is at least equal to 75 per cent. of the operating profit of the Restricted Group in accordance with the last available audited consolidated statements (adjusted as necessary to reflect the Merger) as at the date of this Agreement;

(iii)	within 30 days of the Closing Date, the aggregate unconsolidated gross revenue of all Guarantors (without double counting and excluding any dividend or other distribution received by that Guarantor from any of its Restricted Subsidiaries) is at least equal to 75 per cent. of the gross revenue of the Restricted Group in accordance with the last available audited consolidated statements (adjusted as necessary to reflect the Merger) as at the date of this Agreement; and

(iv)	each accession document by which a member of the Restricted Group becomes a guarantor in respect of the Subordinated Loan is either (i) in the form appearing at schedule 6 of the Subordinated Loan Agreement or (ii) in such form as has been approved by the Agent.
(b)	A member of the Restricted Group which is regulated by the Financial Services Authority shall not be required to become an Additional Guarantor (but shall, for the avoidance of doubt, be counted as a member of the Restricted Group, including for the purposes of (ii) and (iii) of paragraph (a) above).

(c)	For the purposes of this Clause 22.14:
(i)	“Relevant Criteria” means, in respect of a member of the Restricted Group, that the gross revenue or operating profit of that member of the Restricted Group represents at least 7.5 per cent. of the consolidated gross revenues or operating profits of the Restricted Group, determined using the applicable principles set out in the definition of “Principal Subsidiary” in Clause 1.1 (Definitions) after making all necessary changes except that paragraph (a) of that definition shall not apply and, for the purposes of paragraph (c) of that definition, the reference to Original Financial Statements shall be construed as a reference to the most recent audited financial statements of the relevant member of the Restricted Group; and

(ii)	“Relevant Period” has the meaning given to it in Clause 21.1 (Financial definitions).

22.15	Limitation on the amounts applied towards Share Buy Backs

(a)	Except as permitted by paragraph (b) below, the Company shall not apply any amounts towards Share Buy Backs.

(b)	Paragraph (a) shall not prohibit the Company from applying amounts towards Share Buy Backs to prevent dilution of existing shareholders following any issue of shares in the Company made under an employee share option scheme provided that the aggregate consideration paid for all such repurchases does not exceed U.S.$***[Omitted Pursuant to Confidential Treatment Request]***.

22.16	Limitation on Financial Indebtedness

The Company shall ensure that no member of the Restricted Group will incur or allow to remain outstanding any Financial Indebtedness other than to another member of the Restricted Group or Financial Indebtedness incurred in connection with:
(a)	the Finance Documents;

(b)	the Subordinated Loan or any Permitted Subordinated Refinancing;

(c)	hedging or other derivative transactions entered into in the ordinary course of business for non-speculative reasons;

(d)	working capital facilities made available in the United States in a principal amount not exceeding $6,000,000;

(e)	working capital facilities made available in the United Kingdom in a principal amount not exceeding £15,000,000;

(f)	other Financial Indebtedness, in a principal amount not exceeding $***[Omitted Pursuant to Confidential Treatment Request]***,
and, for the purpose of this clause, any amount raised under a working capital facility made available on the basis of netting or set-off arrangements entered into by members of the Restricted Group in the ordinary course of their banking arrangements shall be taken at its net amount after giving effect to those netting and set-off arrangements.

22.17	Merger Agreement and Underwriting Agreement

The Company shall ensure that the Merger Agreement and Underwriting Agreement and any conditions to the Merger Agreement or Underwriting Agreement are not amended, varied, supplemented or waived from the form in which they were delivered as a condition precedent in accordance with Part 1 of Schedule 2 (Conditions precedent), in any manner which could reasonably be expected to adversely affect the interests of the Lenders or without the prior written consent of the Majority Lenders.

22.18	Subordinated Loan Agreement

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall procure that the no Member of the Group will):
(i)	repay or prepay any principal amount (or capitalised interest) outstanding under the Subordinated Loan;

(ii)	pay any interest or any other amounts payable in connection with the Subordinated Loan; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to the Subordinated Loan.
(b)	Paragraph (a) above does not apply to a payment, repayment or prepayment which is a permitted pursuant to Clause 8.3(c), is otherwise expressly permitted by the Subordination Agreement or is made pursuant to a Permitted Subordinated Refinancing.
22.19	Amendments of Subordinated Documents

No Obligor shall (and the Company shall ensure that no member of the Group will) amend from the form in which they were delivered as a condition precedent in accordance with Part 1 of Schedule 2 (Conditions precedent) or otherwise delivered to the Agent in accordance with this Agreement any Subordinated Document except to the extent permitted by the Subordination Agreement.

22.20	Anti-Terrorism Laws

(a)	No Obligor shall knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)	To the knowledge of each Obligor, (i) none of the funds or assets of such Obligor that are used to repay the Facility shall constitute property of, or shall be beneficially owned directly or indirectly by, any Restricted Party and (ii) no Restricted Party shall have any direct or indirect interest in such Obligor that would constitute a violation of any Anti-Terrorism Laws.

(c)	No Obligor shall, and each Obligor shall procure that none of its Subsidiaries will, knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

22.21	US Regulation

Each Obligor shall ensure that it will not, by act or omission, become subject to regulation under any of the laws or regulations described in Clauses 19.17(b) (Investment Company Act) or (h)(Public Utilities).

22.22	Margin Regulations

No Obligor may use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock in violation of Clause 19.17(d) (Margin Stock).

22.23	Allscripts Holding Companies

The Company shall procure that no Allscripts Holding Company shall trade, carry on any business, own any assets, incur any liabilities or conduct any activity other than in connection with:
(a)	the ownership of shares (and related rights) in the Target;

(b)	the receipt and making of payments arising out of the ownership referred to in paragraph (a);

(c)	such activities as are necessary only to permit the activity described in paragraphs (a) and (b) above.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor does not pay in the manner provided in a Finance Document any amount payable by it when due, unless that Obligor satisfies the Agent that non-payment is due solely to administrative error (whether by that Obligor or a bank involved in transferring funds to the Agent) and payment is made within two Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 21.2 (Financial condition).

(b)	No Event of Default will occur under paragraph (a) above if the failure to comply is capable of remedy and is remedied within 30 days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Restricted Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Restricted Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment to make available any Financial Indebtedness of any member of the Restricted Group is cancelled or suspended by a creditor of any member of the Restricted Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Restricted Group becomes entitled to declare any Financial Indebtedness of any member of the Restricted Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	Any Financial Indebtedness of any member of the Target Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(f)	No Event of Default will occur:
(i)	under any of paragraphs (a) to (d) above, if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than U.S.$5,000,000 (or its equivalent); or

(ii)	under paragraph (e) above, if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than U.S.$12,500,000 (or its equivalent).
23.6	Insolvency

Any Obligor or Principal Subsidiary:
(a)	is (or is, or could be, deemed by law or a court to be) insolvent or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its indebtedness;

(b)	begins negotiations or takes any other step with a view to agreeing a moratorium in respect of all of (or all of a particular type of) its indebtedness (or of any part which it will or might otherwise be unable to pay when due); or

(c)	proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of (or of a particular type of) the indebtedness of that Obligor or Principal Subsidiary.
23.7	Winding up

(a)	Any Obligor or Principal Subsidiary takes any corporate action, or other steps or legal proceedings are started, for its winding up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrative receiver, administrator, conservator, custodian, trustee or similar officer of it or a material part of its of its assets or revenues and assets.

(b)	Paragraph (a) above shall not apply to:
(i)	any step which is vexatious or frivolous and which is discharged or stayed within 7 days of being taken; or

(ii)	any re organisation to which the Majority Lenders have previously consented in writing.
23.8	Creditors’ process

A distress, attachment, execution or other similar legal process is levied, enforced or sued out on or against the assets of any Obligor or Principal Subsidiary having an aggregate book value of more than U.S.$5,000,000 (or its equivalent) and is not discharged or stayed within 14 days.

23.9	United States Bankruptcy Laws

(a)	In this Clause 23.9 and Clause 23.19 (Acceleration):

U.S. Bankruptcy Law means the United States Bankruptcy Code 1978 or any other bankruptcy, insolvency or similar law of the United States or any state thereof.

(b)	Any of the following occurs in respect of a U.S. Debtor:
(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 60 days or is not dismissed or stayed within 90 days after commencement of the case; or

(iv)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.
23.10	Analogous events

Any event occurs which, under the laws of any jurisdiction, has an analogous effect to any event mentioned in Clause 23.6 (Insolvency) or Clause 23.7 (Winding-up).

23.11	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a member of the Restricted Group.

23.12	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents unless the Majority Lenders determine that such unlawfulness is immaterial.

23.13	Proceedings commenced

Any litigation, arbitration or administrative proceeding has commenced which is reasonably likely to be determined adversely and if adversely determined would have a Material Adverse Effect.

23.14	Repudiation

An Obligor repudiates any material provision of any Finance Document.

23.15	Security

Any Security Document is not in full force and effect or does not create in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

23.16	ERISA default

Any:
(a)	Plan which is covered by Title IV of ERISA but which is not a “multiemployer plan” (as that term is defined for the purposes of sections 3(37) and 4001(a)(3) of ERISA) shall terminate under section 4041(c) or section 4042 of ERISA;

(b)	Obligor or any entity, whether or not incorporated, which is under common control with any other Obligor (within the meaning of section 4001(a)(14) of ERISA) shall, or in the reasonable opinion of the Majority Lenders, is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganisation (as those terms are defined in section 4245 and section 4241 respectively of ERISA) of, a multiemployer plan; or

(c)	other event or condition shall occur or exist with respect to a Plan, and such event or condition, together with all other such events or conditions, if any, would have a Material Adverse Effect.

23.17	Material adverse change

Any event or circumstance occurs which will or might reasonably be expected to have a material adverse effect on the ability of the Obligors taken together to perform or comply with their obligations under the Finance Documents.

23.18	Subordination Agreement

Any party to the Subordination Agreement (other than a Finance Party) fails to comply with its obligations under that agreement and, in the opinion of the Majority Lenders (acting reasonably),

the interests of the Lenders or any of them under the Finance Documents are, or are reasonably likely to be, materially prejudiced by such failure.
23.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders, provided that, notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Clause 23.9 (United States Bankruptcy Laws) in relation to a U.S. Debtor the Facility to the extent otherwise available to such U.S. Debtor shall cease to be available to that U.S. Debtor and all Utilisations made available to such U.S. Debtor shall become immediately due and payable and all accrued interest, and all other amounts accrued under the Finance Documents owing from such U.S. Debtor shall become immediately due and payable, in each case without declaration, notice or demand by or to any persons; and

provided further that the operation of the above proviso may be waived by the Majority Lenders and that such U.S. Debtor shall not result in any contingent obligations owed by any other members of the Group under any guarantee under Clause 18 (Guarantee and indemnity) becoming an actual obligation until the Agent makes the relevant notice to the Company as directed by the Majority Lenders pursuant to this Clause.

SECTION 9
CHANGES TO PARTIES
24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by a Lender, unless:
(i)	an Event of Default has occurred and is continuing; or

(ii)	the New Lender:
(A)	is another Lender;

(B)	is an Affiliate of a Lender; or

(C)	has a long-term credit rating from S&P of at least A- or from Moody’s of at least A3.
(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:
(A)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(B)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(e)	A transfer will only be effective if the procedure set out in Clause 24.6 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment to Federal Reserve Bank

In addition to any other assignments or participation rights provided in this Clause 26, each Lender may assign and pledge all or any portion of its Loans and the other obligations owed to such Lender, without notice to or consent of any Party, to a United States Federal Reserve Bank pursuant to Regulation A of the Board and any operating circular issued by such Federal Reserve Bank; provided, however, that, (i) no Lender shall be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge and (ii) in no event shall such United States Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action under this Agreement.

24.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $2000.

24.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
24.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such new Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.
24.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or judicial or administrative proceedings; or

(d)	for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security over Lenders’ rights), any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

24.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
24.9	Notification of French Obligors pursuant to the execution of a Transfer Certificate

(a)	If an Existing Lender assigns any of its rights, or transfers any of its rights and obligations under this Agreement, the New Lender shall procure that an original copy of the assignment agreement or the Transfer Certificate is promptly served on each Obligor incorporated in France by a French bailiff (huissier).

(b)	The costs of this notification shall be borne by the New Lender.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c), (d) and (e) of Clause 20.9 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries or any partnership, each member of which is a wholly owned Subsidiary in the Restricted Group of the Company, becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:
(i)	all the Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld or delayed);

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter and a duly completed and executed Accession Deed under and as defined in the Subordination Agreement;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent; and

(v)	that Subsidiary is or becomes at the same time an Additional Guarantor in accordance with Clause 25.4 (Additional Guarantors).
(b)	No consent shall be required under paragraph (a)(i) above if the relevant Subsidiary is incorporated (or, in the case of a partnership, is formed or registered) in the United Kingdom or in the United States of America.

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	The Company may request that any of its Subsidiaries in the Restricted Group become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)	the Company delivers to the Agent a duly completed and executed Accession Letter in a form acceptable to the Agent taking into account the requirements of the jurisdiction of incorporation of the Additional Guarantor in order to ensure that the obligations of such Additional Guarantor under Clause 18 (Guarantee and indemnity) are enforceable (taking into account the limitations (if any) imposed by the laws of the jurisdiction of incorporation of such Additional Guarantor) and a duly completed and executed Accession Deed under and as defined in the Subordination Agreement;

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent; and

(iii)	it complies with the provisions of paragraphs (c), (d) and (e) of Clause 20.9 (“Know your customer” checks).
(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	If a Guarantor ceases to be a member of the Restricted Group in accordance with this Agreement, that Guarantor shall cease to be a Guarantor and shall be released from its rights and obligations under the Finance Documents, provided that at the time the Guarantor ceases to be a member of the Restricted Group, no Default is continuing or would result from the Guarantor ceasing to be a member of the Restricted Group.

(b)	The Agent shall, at the request and cost of the Company, execute such documents as may be required to release that Guarantor pursuant to paragraph (a) above.

25.7	Transfer of Loans between Borrowers

(a)	A Borrower incorporated or established in the United States or the United Kingdom (the “Transferor Borrower”) may transfer all or any part of any outstanding Loans made to it under this Agreement (which shall exclude for the avoidance of doubt any of its rights and obligations as a Guarantor) to another Borrower incorporated or established in the United States or the United Kingdom (the “Transferee Borrower”) by executing a Borrower Transfer Agreement, provided that:
(i)	no Default is continuing or would result from the proposed transfer; and

(ii)	the Repeating Representations, if made by reference to the facts and circumstances as at the date of the proposed transfer, would be correct,
(collectively the “Conditions”).

(b)	Each Lender hereby instructs the Agent to sign each Borrower Transfer Agreement on its behalf.

(c)	Upon the execution of a Borrower Transfer Agreement, subject to satisfaction of the Conditions:
(i)	the Transferor Borrower shall be released from all obligations as a Borrower in respect of the Loans specified in the relevant Borrower Transfer Agreement (the “Transferred Loans”) and its rights as a Borrower in respect of the Transferred Loans shall be cancelled (such obligations and rights together being the “Discharged Rights and Obligations”, which shall exclude for the avoidance of doubt the Transferor Borrower’s obligations and/or rights as a Guarantor and, in the case of the Transferor Borrower being the Company, otherwise under this Agreement in its capacity as Company);

(ii)	the Transferee Borrower shall assume obligations and/or acquire rights against the Parties which differ from the Discharged Rights and Obligations only insofar as the Transferee Borrower assumed and/or acquired the same in place of the Transferor Borrower;

(iii)	any guarantees or indemnities under this Agreement securing the Discharged Rights and Obligations shall secure the new rights and obligations contemplated in paragraph (ii) above;

(iv)	the Transferee Borrower and the Parties shall acquire the same rights and assume the same obligations between themselves under the Agreement as they would have acquired and assumed had the Transferee Borrower been a Borrower under the Facility Agreement of the Transferred Loans on the date each of the Transferred Loans were made; and

(v)	the Company, the Transferor Borrower and the Transferee Borrower will each be deemed to have made the Repeating Representations on the date of execution of the Borrower Transfer Agreement and on the date the transfer pursuant to the Borrower Transfer Agreement becomes effective, in each case by to the facts and circumstances at the relevant date.

SECTION 10
THE FINANCE PARTIES
26.	ROLE OF THE AGENT AND THE SECURITY AGENT

26.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents in relation to any security interest which is expressed to be or is construed to be governed by English law or any other law from time to time designated by the Security Agent and an Obligor and to act as its agent in respect of the Subordination Agreement with the rights and powers expressed therein.

(c)	Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent and the Security Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders and the Security Agent.

(d)	The Agent shall promptly notify the Lenders and the Security Agent of any Default arising under Clause 23.1 (Non-payment).

(e)	The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 12 (Security Agency provisions).

(f)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Security Agent (except as expressly provided in any Finance Document) as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Security Agent (except as expressly provided in any Finance Document) shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with, any member of the Group.

26.6	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent and the Security Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent or security trustee for the Finance Parties, that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request, Conversion Notice or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall:

(i)	act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as the case may be)); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Agent nor the Security Agent are responsible for:
(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below the Agent will not be liable, including without limitation for negligence or any other category of liability whatsoever, for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of and enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent or the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Security Agent.
26.10	Lenders’ indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent or the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent or the Security Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent or, as the case may be, Security Agent (after consultation with the Company) may appoint a successor Agent or Security Agent.

(d)	The retiring Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(e)	The resignation notice of the Agent or Security Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 and, in respect of any amounts incurred prior to the appointment of such successor, Clause 17 (Costs and Expenses). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or trustee for the Finance Parties) shall be regarded as acting through its respective agency or security agency or trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Agent are obliged to disclose to any other person:
(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
26.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)	The Agent, acting for these purposes solely as an agent of the other Finance Parties, shall maintain (and make available for inspection by the Obligors and the Lenders upon reasonable prior notice at reasonable times) at its address referred to in Clause 31.2(c) (Addresses) or one of its other offices a register for the recordation of, and shall record, the names and addresses of the Lenders and the respective amounts owing to each Lender from time to time (the “Register”). The Obligors, the Agent and the Lenders shall deem and treat the persons listed as the Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof.

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Management Time of the Agent and the Security Agent

Any amount payable to the Agent or the Security Agent under Clause 15.3 (Indemnity to the Agent and the Security Agent) (other than under paragraph (b) of that Clause), Clause 17 (Costs and expenses) (other than under Clause 17.1 (Transaction expenses)) or Clause 26.10 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and the Lenders, and is in addition to any fee paid or payable to it under Clause 12 (Fees).

26.17	Security Agency Provisions

The provisions of Schedule 12 (Security Agency provisions) shall bind each Party.

26.18	USA Patriot Act

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement shall:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
28.	SHARING AMONG THE LENDERS

28.1	Payments to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) or Clause 13.3 (Tax indemnity) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).
28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Lender’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:
(a)	each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)	that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.
28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Lenders of the legal or arbitration proceedings; and

(ii)	the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 29.10 (Payments to the Security Agent)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) and Clause 29.10 (Payments to the Security Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the relevant Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.10	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:
(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document, in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

30.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below, or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with it’s signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent (or in the case of the Subordination Agreement, the Security Agent) may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(vi)	a change in the currency in which any Loan is to be made or repaid;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Lenders’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Lenders), Clause 29 (Payment mechanics) or this Clause 35;

(ix)	the release of any Security created pursuant to any Security Document or of any Charged Assets (except as provided in any Security Document), shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent may not be effected without the consent of the Agent or the Security Agent.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
37.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement or a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Additional Obligor (other than an Additional Obligor incorporated in England and Wales):
(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Additional Obligor of the process will not invalidate the proceedings concerned.
The Company irrevocably and unconditionally accepts that appointment.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Original Parties
PART I
Original Obligors

Name of Company	Registration number (or equivalent, if any)
MISYS plc	1360027

Name of Original Guarantor	Registration number (or equivalent, if any)
MISYS plc	1360027

PART II
Original Lenders

Commitment
Name of Original Lender	(U.S. $)
HSBC BANK PLC	$50,000,000
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND	$50,000,000
THE ROYAL BANK OF SCOTLAND PLC	$50,000,000

SCHEDULE 2
Conditions precedent
PART I
Conditions precedent to initial Utilisation
1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor and each Chargor.

(b)	A copy of the resolutions of the board of directors or, if permissible, a committee of the board of directors of each Original Obligor and each Chargor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	If applicable, a copy of extracts from the minutes of meetings of the board of directors of each Original Obligor and each Chargor establishing the committee referred to in paragraph (b) above and its terms of reference.

(d)	If applicable, a copy of the terms of reference of the committee of the board of directors which passed the resolutions referred to in paragraph (b) above.

(e)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(f)	Where required as a matter of local law or practice, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (other than the Company), approving the terms of, and the transactions contemplated by, the Finance Documents.

(g)	A certificate of the Company (signed by a director) confirming that borrowing, securing and/or guaranteeing the Total Commitments would not cause any borrowing, securing, guaranteeing or similar limit binding on any Original Obligor or any Chargor to be exceeded.

(h)	A certificate of an authorised signatory of the relevant Original Obligor or Chargor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(i)	A duly executed copy of the Merger Agreement.

(j)	A duly executed copy of the Underwriting Agreement and evidence that the Company has received or will receive not less than U.S. $150,000,000 (or its sterling equivalent as at the first Utilisation Date) of the proceeds of the Vendor Placing, less any fees in connection with the

Vendor Placing as set out in the funds flow statement referred to in paragraph (n) below (but in any event not being of an amount greater than $5,000,000 in aggregate), on or prior to the first Utilisation Date.
(k)	An executed copy of the Subordinated Loan Agreement and all “Finance Documents” as defined therein and evidence that on or before the first Utilisation Date the Company has received or will receive not less than $175,000,000 as proceeds of the Subordinated Loan (net of fees payable in connection with the Subordinated Loan Agreement).

(l)	This Agreement, a syndication letter, a fee letter or fee letters in respect of the fees referred to in Clause 12 (Fees), each duly executed by all parties thereto.

(m)	Security Documents duly executed by the Chargors granting first priority security in respect of all of the issued share capital of the Allscripts Holding Companies and related rights.

(n)	Any information and evidence required by the Agent or any Lender in respect of its compliance with the KYC and anti-money laundering procedures.

(o)	A certificate signed by a director of the Company (i) confirming that all relevant government/regulatory approvals, consents, authorisations, filings, notarisations and registrations (collectively “Approvals”) (if any) to the extent required for the transactions contemplated in the Finance Documents, the Merger Agreement, the Underwriting Agreement and the Subordinated Loan have been or will be obtained on or prior to the first Utilisation Date and (ii) listing each of these Approvals.

(p)	Funds flow statement.

(q)	Group structure chart (indicating which members of the Group are Principal Subsidiaries and/or Principal Subsidiaries which satisfy the Relevant Criteria), but excluding any Dormant Company.

(r)	a certificate signed by a director of the Company confirming that all necessary conditions for completion of the Merger under the Merger Agreement have been met and there have been no amendments or waivers of:
(i)	the conditions; or

(ii)	any other provisions,
except in each case as permitted under the Finance Documents.

(s)	A copy of the ABO Launch Press Announcement.

2.	Legal opinions

(a)	A legal opinion of Linklaters LLP, legal advisers to the Lenders, the Agent and the Security Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement or as otherwise approved by the Original Lenders.

(b)	If an Original Obligor or Chargor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders and the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	The Original Financial Statements of each Original Obligor.

(b)	Evidence that the Existing Facility will be prepaid in full and irrevocably cancelled no later than the first Utilisation Date under this Agreement.

(c)	Evidence that the Lehman Facilities will be prepaid in full and irrevocably cancelled no later than the first Utilisation Date under this Agreement.

(d)	A certificate of an authorised signatory of the Company certifying that, as at the Closing Date, the only Principal Subsidiaries are those set out in that certificate.

(e)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid on or before the first Utilisation Date.

(f)	A U.S. Federal Reserve Board Form U-1 in respect of the Original Borrower.

(g)	If an Original Obligor or Chargor exists under the laws of any state of the United States, a solvency certificate in relation to that Original Obligor or Chargor.

PART II
Conditions precedent required to be delivered
by an Additional Obligor
1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents (or equivalent) of the Additional Obligor.

3.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor (or equivalent), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by a director or a partner authorised to do so, in the case of a partnership) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation (including in relation to any prohibition on the giving of financial assistance) or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the Additional Obligor’s obligations under and transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements (consolidated, where available) of the Additional Obligor.

10.	A legal opinion of Linklaters LLP, legal advisers to the Lenders and the Agent in England.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders and the Agent (or the legal advisers to the Company) in the jurisdiction in which the Additional Obligor is incorporated.

12.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

13.	If the Additional Obligor is an Additional Borrower, the Agent’s standard form of payment instruction duly completed by the Additional Borrower.

14.	If the proposed Additional Obligor is acceding as an Additional Borrower and is a partnership registered under the laws of Delaware:
(i)	a certificate of status or good standing from the Secretary of State in Delaware in respect of the Additional Obligor; and

(ii)	a copy of the partnership agreement of the Additional Obligor.
15.	If the proposed Additional Obligor is acceding as an Additional Guarantor and exists under the laws of any state of the United States, a solvency certificate in relation to the Additional Obligor.

16.	If the proposed Additional Obligor is acceding as an Additional Borrower, a U.S. Federal Reserve Board Form U-1 in respect of that Additional Borrower.

SCHEDULE 3
Utilisation Request

From: To:	[Borrower] [Agent]
Dated:
Dear Sirs
U.S.$[                    ] Multicurrency Revolving Credit Facility Agreement dated [                    ] 2008
(the “Facility Agreement”)
Utilisation Request
1.	We refer to the Facility Agreement. Definitions in the Facility Agreement apply in this Utilisation Request.

2.	We give you notice that we wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the account of the Borrower at [account details].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 4
Mandatory Cost formulae
1.	The Mandatory Cost is an addition to the interest rate in relation to the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as the average of the rates supplied by the Reference Banks and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage determined by the Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a domestic sterling Loan:

AB + C(B - D) + E x 0.01	per cent.per annum
100 - (A + C)
(b)	in relation to a Loan in any currency other than domestic sterling:

E x 0.01	per cent.per annum
300
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Reference Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Reference Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of that Reference Bank.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

(c)	“Fee Base” has the meaning given to it, and will be calculated in accordance with, the Fees Regulations.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	Each Reference Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Reference Bank shall supply the following information in writing on or prior to the date on which it becomes a Reference Bank:
(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Reference Bank shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.	The percentages or rates of charge of each Reference Bank for the purpose of A, C and E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 7 above and on the assumption that, unless a Reference Bank notifies the Agent to the contrary, each Reference Bank’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Reference Bank pursuant to paragraphs 3 and 7 above is true and correct in all respects.

10.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

11.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
Form of Transfer Certificates1
PART I

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
U.S.$[                    ] Multicurrency Revolving Credit Facility Agreement dated [                    ] 2008
(the “Facility Agreement”)
Transfer Certificate
1.	We refer to Clause 24.6 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.6 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.
2.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.5 (Limitation of responsibility of Existing Lenders).

3.	[The New Lender is a UK Non Bank Lender and gives the Tax Confirmation by signing this Transfer Certificate.]

4.	This Transfer Certificate is governed by English law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].
[Agent]
By:

[1]	Note: An original copy of the Transfer Certificate must be served by the New Lender on each Obligor incorporated in France by bailiff in accordance with Clause 24.8 (Notification of French Obligors pursuant to the execution of a Transfer Certificate).

PART II
LMA Transfer Certificate (Par)

TRANSFEROR:	Date: [ ]
TRANSFEREE:
This Transfer Certificate is entered into pursuant to (i) the agreement (the “Sale Agreement”) evidenced by the Confirmation dated [                    ] between the Transferor and the Transferee (acting directly or through their respective agents) and (ii) the Credit Agreement.
On the Transfer Date, the transfer by way of novation from the Transferor to the Transferee on the terms set out herein and in the Credit Agreement shall become effective subject to:
(i)	the Sale Agreement and the terms and conditions incorporated in the Sale Agreement;

(ii)	the terms and conditions annexed hereto; and

(iii)	the Schedule annexed hereto,
all of which are incorporated herein by reference.

The Transferor	The Transferee

[ ]	[ ]

By:	By:

Schedule

Credit Agreement Details:

Borrower(s):

Credit Agreement Dated

Guarantor(s):

Agent Bank:	No Yes (specify)

Security:

Total Facility Amount:

Governing Law:

Additional Information:

Transfer Details:

Name of Tranche Facility:

Nature (Revolving, Term, Acceptances Guarantee/Letter of Credit, Other):

Final Maturity:

Participation Transferred

Commitment transferred 1

Drawn Amount (details below):1

Undrawn Amount:1

Settlement Date:

Details of outstanding Credits1

Specify in respect of each Credit:

Transferred Portion (amount):

Tranche/Facility:

Nature:	☐ Term ☐ Revolver ☐ Acceptance ☐ Guarantee/Letter of Credit ☐ Other (specify)

Details of other Credits are set out on the attached sheet

Administration Details

Transferor’s Receiving Account:

Transferee’s Receiving Account:

Addresses

Transferor	Transferee

[ ]	[ ]

Address:	Address:

Telephone:	Telephone:

Facsimile:	Facsimile:

Telex:	Telex:

Attn/Ref	Attn/Ref

Terms and Conditions
These are the Terms and Conditions applicable to the transfer certificate including the Schedule thereto (the “Transfer Certificate”) to which they are annexed.
1.	Interpretation

In these Terms and Conditions words and expressions shall (unless otherwise expressly defined herein) bear the meaning given to them in the Transfer Certificate, the Credit Agreement or the Sale Agreement.

2.	Transfer

The Transferor requests the Transferee to accept and procure the transfer by novation of all or a part (as applicable) of such participation of the Transferor under the Credit Agreement as is set out in the relevant part of the Transfer Certificate under the heading “Participation Transferred” (the “Purchased Assets”) by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of notice specified in the Credit Agreement. On the Transfer Date the Transferee shall pay to the Transferor the Settlement Amount as specified in the pricing letter between the Transferor and the Transferee dated the date of the Transfer Certificate (adjusted, if applicable, in accordance with the Sale Agreement) and completion of the transfer will take place.

3.	Effectiveness of Transfer

The Transferee hereby requests the Agent to accept the Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of the Credit Agreement so as to take effect in accordance with the terms of the Credit Agreement on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.	Transferee’s Undertaking

The Transferee hereby undertakes with the Agent and the Transferor and each of the other parties to the Credit Documentation that it will perform in accordance with its terms all those obligations which by the terms thereof will be assumed by it after delivery of the Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is to take effect.

5.	Payments

5.1	Place

All payments by either party to the other under the Transfer Certificate shall be made to the Receiving Account of that other party. Each party may designate a different account as its

Receiving Account for payment by giving the other not less than five Business Days’ notice before the due date for payment.
5.2	Funds

Payments under the Transfer Certificate shall be made in the currency in which the amount is denominated for value on the due date at such times and in such funds as are customary at the time for settlement of transactions in that currency.

6.	The Agent

The Agent shall not be required to concern itself with the Sale Agreement and may rely on the Transfer Certificate without taking account of the provisions of such agreement.

7.	Assignment of Rights

The Transfer Certificate shall be binding upon and enure to the benefit of each party and its successors and permitted assigns provided that neither party may assign or transfer its rights thereunder without the prior written consent of the other party.

8.	Governing Law and Jurisdiction

The Transfer Certificate (including, without limitation, these Terms and Conditions) shall be governed by and construed in accordance with the laws of England, and the parties submit to the non-exclusive jurisdiction of the English courts.

Each party irrevocably appoints the person described as process agent (if any) specified in the Sale Agreement to receive on its behalf service of any action, suit or other proceedings in connection with the Transfer Certificate. If any person appointed as process agent ceases to act for any reason the appointing party shall notify the other party and shall promptly appoint another person incorporated within England and Wales to act as its process agent.

9.	[Tax Confirmation

The Transferee is a UK Non-Bank Lender and gives the Tax Confirmation by signing this Transfer Certificate.][2]

[2]	Please note that this paragraph should only be included where a lender is a UK Non-Bank lender.

SCHEDULE 6
Form of Accession Letter

To:	[ ] as Agent

From:	[Subsidiary] and MISYS plc
Dated:
Dear Sirs
U.S.$[                    ] Multicurrency Revolving Credit Facility Agreement dated [                    ] 2008
(the “Facility Agreement”)
Accession Letter
1.	We refer to the Facility Agreement. Definitions in the Facility Agreement apply in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facility Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This letter is governed by English law.

[This Guarantor Accession Letter has been delivered as a deed on the date stated at the beginning of this Guarantor Accession Letter.]

MISYS plc	[Subsidiary]

By:	By:

SCHEDULE 7
Form of Resignation Letter

To:	[ ] as Agent

From:	[resigning Obligor] and MISYS plc
Dated:
Dear Sirs
U.S.$[                    ] Multicurrency Revolving Credit Facility Agreement dated [                    ] 2008
(the “Facility Agreement”)
Resignation Letter
1.	We refer to the Facility Agreement. Definitions in the Facility Agreement apply in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This letter is governed by English law.

MISYS plc	[Subsidiary]

By:	By:

SCHEDULE 8
Form of Compliance Certificate

To:	[ ] as Agent

From:	MISYS plc
Dated:
Dear Sirs
U.S.$[                    ] Multicurrency Revolving Credit Facility Agreement dated [                    ] 2008
(the “Facility Agreement”)
Compliance Certificate
1.	We refer to the Facility Agreement. Definitions in the Facility Agreement apply in this Compliance Certificate.

2.	In relation to the Relevant Period ending on [ ], we advise as follows.
(a)	Reported consolidated operating profit before tax for the most recently completed twelve month period was £[ ].

(b)	Exceptional items in accordance with Financial Reporting Standard 3 for the most recently completed twelve month period were; positive £[ ] and negative £[ ].

(c)	Net Interest Payable was £[ ].

(d)	Adjustment to ensure that consolidated operating profit conforms with the definition of “Headline Earnings” as described in paragraphs 21 and 22 of the Statement of Investment Practice No. 1 were £[ ] and therefore PBIT for the most recently completed twelve month period was £[ ].

(e)	PBIT for the most recently completed twelve month period was £[ ].

(f)	Depreciation and amortisation for the most recently completed twelve month period was £[ ] and therefore EBITDA was £[ ].

(g)	EBITDA (on an annualised basis) for Subsidiaries acquired during the most recent twelve month period was £[ ], EBITDA for Subsidiaries disposed of during the most recent twelve month period was £[ ] and therefore Adjusted EBITDA for the most recently completed twelve month period was £[ ]; Earnings denominated in currencies other than Sterling were translated in accordance with paragraph (g) below.

(h)	The exchange rates used for the purpose of determining Adjusted EBITDA were [ ].

(i)	Borrowings at the end of the Relevant Period were £[ ].

(j)	Cash and Cash Equivalents at the end of the Relevant Period were £[ ].

(k)	Excluded Cash at the end of the Relevant Period was £[ ].

(l)	Net Borrowings at the end of the Relevant Period were £[ ].

(m)	Interest payable for the most recently completed twelve month period was £[ ].

(n)	Interest receivable for the most recently completed twelve month period was £[ ].

(o)	Net Interest Paid for the most recently completed twelve month period was £[ ].

(p)	A reconciliation between the profit before interest and tax figure in the relevant accounts and PBIT is attached.

(q)	A reconciliation between the profit before interest and tax figure in the relevant accounts and EBITDA is attached.

(r)	The amount of Financial Indebtedness referred to in paragraph (d) of the definition of “Borrowings” at the end of the Relevant Period is £[ ].
3.	The ratio of Net Borrowings to Adjusted EBITDA for the Relevant Period was [ ] and the covenant contained in Clause 21.2(a) (Financial condition) has been satisfied.

4.	The ratio of EBITDA to Net Interest Payable for the Relevant Period was [ ] and the covenants contained in Clause 21.2(b) (Financial condition) has been satisfied.

5.	Based on the figures set out above, the Margin will be [ ] per cent. per annum.

6.	[We confirm that no Default is continuing.]*

Director
MISYS plc

Director
MISYS plc

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9
LMA Form of Confidentiality Undertaking
[Letterhead of Seller]

To:	[ ] [insert name of Potential Purchaser]

Re:	The Agreement

Borrower:	MISYS plc

Date:	[ ]

Amount:	U.S.$305,000,000]

Agent:	[ ]
Dear Sirs
We understand that you are considering acquiring an interest in the Agreement (the “Merger”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.	Confidentiality undertaking

You undertake to:
(a)	keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	use the Confidential Information only for the Permitted Purpose;

(c)	use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(c) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(d)	not make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Merger.
2.	Permitted disclosure

We agree that you may disclose Confidential Information:
(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and
(c)	where:
(i)	requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;

(ii)	required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed; or

(iii)	required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.
3.	Notification of required or unauthorised disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(c) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(c) above.

5.	Continuing obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease:
(a)	if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement; or

(b)	12 months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No representation; consequences of breach, etc.

You acknowledge and agree that:
(a)	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”):
(i)	make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based; or

(ii)	shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and
(b)	we or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
7.	No waiver; amendments, etc.

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third party rights

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	Governing law and jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Merger provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means considering and evaluating whether to enter into the Merger; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

For and on behalf of
[Seller]

We acknowledge and agree to the above:

For and on behalf of
[Potential Purchaser]
SCHEDULE 10

Timetables

Loans in
	Loans in	Loans in	Loans in	other
	euro	sterling	dollars	currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	—	U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30 a.m.	U-1 9.30 a.m.	U-2 9.30 a.m.	U-3 9.30 a.m.
Agent determines amount of the Loan in Optional Currency if required under Clause 5.4 (Lenders’ participation)	U-3 11.00 a.m.	U-1 11.00 a.m.	U-2 11.00 a.m.	U-3 11.00 a.m.
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 2.00 p.m.	U-1 2.00 p.m.	U-2 2.00 p.m.	U-3 2.00 p.m.
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-3 5.00 p.m.	U-1 5.00 p.m.	—	U-3 5.00 p.m.
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U-2 10.30 a.m.	U 10.30 a.m.	—	U-2 10.30 a.m.
LIBOR is fixed	Quotation Day as of 11.00 a.m.	Quotation Day as of 11.00 a.m.	Quotation Day as of 11.00 a.m.	Quotation Day as of 11.00 a.m.
“U” means the date of Utilisation or first day of an Interest Period specified in a Selection Notice.

“U-X” means X Business Days prior to date of Utilisation or first day of an Interest Period specified in a Selection Notice.

SCHEDULE 11
Form of Borrower Transfer Agreement
THIS BORROWER TRANSFER AGREEMENT is dated [       ]
BETWEEN:
(1)	[ ] (the Existing Borrower);

(2)	[ ] (the Substitute Borrower);

(3)	MISYS PLC on behalf of itself and each Obligor (as defined in the Agreement referred to below) (the Company); and

(4)	[ ] as agent (the Agent) on behalf of itself and the Lenders (as defined in the Agreement referred to below), and is supplemental to and subject to the provisions of the U.S.$150,000,000 revolving credit facility dated [●], and made between, among others, the Company, the Agent, the Guarantors and the financial institutions listed in Schedule 1 thereto (the Agreement).
IT IS AGREED as follows:
1.	Definitions

Unless otherwise dated herein, each term defined and reference construed in the Agreement shall have the same definition and construction in the Borrower Transfer Agreement.

2.	Transfer

With effect on the earlier of [●] and the date falling ten Business Days after the date of this Borrower Transfer Agreement (the Loan Transfer Date), subject to each of the Conditions being satisfied as at the Loan Transfer Date, and in consideration of a payment made by the Existing Borrower to the Substitute Borrower and the release on the Loan Transfer Date of the Existing Borrower from its obligations and liabilities (actual or contingent) as a Borrower (and excluding for the avoidance of doubt the Existing Borrower’s obligations as a Guarantor and, if the Existing Borrower is the Company, as the Company, in each case under the Finance Documents) under the Agreement specified in the schedule to this Borrower Transfer Agreement:
(a)	the Substitute Borrower undertakes on and from the Loan Transfer Date to be bound by, observe and perform all the obligations and liabilities (actual or contingent) of the Existing Borrower under the Agreement in respect of the Loans specified in the Schedule (the Assumed Obligations); and

(b)	the Existing Borrower is released from the Assumed Obligations on and from the Loan Transfer Date.
3.	Confirmation

The Existing Borrower, the Substitute Borrower and the Company each confirm that each of the Conditions will be satisfied on the Loan Transfer Date.

4.	Integration

This Borrower Transfer Agreement shall be read as one with the Agreement so that any reference in the Agreement to “this Agreement”, “hereunder” and similar shall include and be deemed to include this Borrower Transfer Agreement.

5.	Governing law

This Borrower Transfer Agreement shall be governed by, and construed in accordance with the laws of England.
SCHEDULE
[          ]

SCHEDULE 12
Security Agency Provisions
1.	Definitions

In this Schedule:

“Security Property” means all right, title and interest in, to and under any Security Document, including:
(a)	the Charged Assets;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.
2.	Declaration of trust

(a)	The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:
(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.
4.	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Charged Assets.

5.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing any Obligor to retain them).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.
8.	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Agent shall not have any duty:
(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.
10.	Perpetuity period

The perpetuity period for the trusts created by the Finance Documents shall be 80 years from the date of this Agreement.

11.	Appropriation
(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.
12.	Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:
(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.
If the bank referred to in paragraph (b) above is an Affiliate of the Security Agent, the Security Agent need only account an amount of interest equal to interest payable by it on such a deposit to an independent customer.

13.	Suspense Account

Subject to paragraph 14 below the Security Agent may:
(a)	hold in an interest bearing suspense account any money received by it from any Obligor; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 above.
14.	Timing of Distributions

Distributions by the Security Agent shall be made as and when determined by it.

15.	Delegation
(a)	The Security Agent may:
(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.
(b)	The Security Agent will not be:
(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent, provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.
16.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

17.	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Agent to the contrary.

18.	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties and powers of the Security Agent in relation to the trusts constituted by any Finance Document save to the extent required by law. Where there are inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the express provisions of any such Finance Document, the provisions of such Finance Document shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of such Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

19.	Good discharge

An acknowledgement of receipt signed by a person to whom payments are to be made under the application of recoveries clause shall constitute a good discharge of the Security Agent.

20.	Tax

The Security Agent shall not be responsible to the Obligors or the Finance Parties as regards any deficiency which might arise because the Security Agent is subject to any tax in respect of all or any of the Charged Assets or in respect of any assets over which it shall have been granted a security interest in respect of or in relation to these presents, the income there from or the proceeds thereof.

21.	Deductions

If any party owes an amount to the Security Agent under the Finance Documents the Security Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to the party which the Security agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owned.

22.	Protective actions

The Security Agent may at all times act without having been instructed by the Lenders for the purpose of enabling the Security Agent to protect its own position and interests in its personal capacity.

23.	Merger

Any corporation into which the Security Agent is merged or consolidated or any company resulting from such merger or consolidation and any corporation to which the Security Agent shall sell or otherwise transfer all or substantially all of its assets or corporate trust and agency business shall be the Security Agent under the Finance Documents without executing or filing any paper or document or any further act on the part of the parties.

SCHEDULE 13
Net Borrowing Certificate

To:	[ ] as Agent

From:	MISYS plc
Dated:
Dear Sirs
U.S.$[                    ] Multicurrency Revolving Credit Facility Agreement dated [                    ] 2008
(the “Facility Agreement”)
Compliance Certificate
1.	We refer to the Facility Agreement. Definitions in the Facility Agreement apply in this Net Borrowing Certificate.

2.	We advise that Net Borrowings at the Closing Date will be £[ ].

Director
MISYS plc

Signatures
THE COMPANY
MISYS plc.

By:

Address:	One Kingdom Street
Paddington
London
W2 6BL
England

Fax:	+44 (0)20 3320 1716

Attention:	Company Secretary
THE ORIGINAL GUARANTOR
MISYS plc.

By:

Address:	One Kingdom Street
Paddington
London
W2 6BL
England

Fax:	+44 (0)20 3320 1716

Attention:	Company Secretary

THE AGENT
HSBC BANK PLC

By:

Address:	8 Canada Square, London E14 5HQ

Fax:	+44 207 991 4348

Attention:	Corporate Trust and Loan Agency

THE SECURITY AGENT
HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

By:

Address:	8 Canada Square, London E14 5HQ

Fax:	+44 02 7991 4351

Attention:	CTLA Trustee Administration

THE ORIGINAL LENDERS
HSBC BANK PLC

By:

Address:	8 Canada Square, London E14 5HQ Registered in England

Copy to:	8th Floor Exchange buildings, 8 Stephenson place Birmingham B2 4NH

Fax:	0121 252 6484

Attention:	Ian Sharp

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:

Address:	Bow Bells House, 1 Bread Street, London, EC4M 9BE

Fax:	+44 207 626 8468

Attention:	Graham Dodd

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	135 Bishopsgate, London, EC2M 3UR

Fax:	+44 20 7085 8549

Attention:	Trevor Neilson